   As filed with the Securities and Exchange Commission on July 7, 1999

                                                 Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                 FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                           USTMAN TECHNOLOGIES, INC.
             (Exact name of Registrant as specified in its charter)

          California                         7371                        95-2873757
(State or other jurisdiction of  (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)    Classification Code Number)        Identification No.)

                        12265 W. Bayaud Avenue Suite 110
                               Lakewood, CO 80228
                                 (303) 986-8011
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Dan R. Cook, President
                           USTMAN Technologies, Inc.
                        12265 W. Bayaud Avenue Suite 110
                               Lakewood, CO 80228
                                 (303) 986-8011
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                            Edward T. Swanson, Esq.
                      Case, Knowlson, Burnett & Wright LLP
                       2049 Century Park East, Suite 3350
                         Los Angeles, California 90067
                                 (310) 552-2766

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------
                                                     Proposed       Proposed
                                     Amount of       maximum        maximum       Amount of
     Title of each class of        securities to  offering price   aggregate     registration
   securities to be registered     be registered    per share    offering price      fee
---------------------------------------------------------------------------------------------
                                     9,941,624
 Common Stock...................       shares         $0.25        $2,485,406        $885
---------------------------------------------------------------------------------------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+Neither the SEC nor any State securities commission has made any              +
+determination regarding the truthfulness or completeness of this prospectus + +or approved or disapproved of anyone's investment in these securities. Any +
+representation to the contrary is a criminal offense.                         +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS       SUBJECT TO COMPLETION, DATED JULY 7, 1999

                           USTMAN TECHNOLOGIES, INC.

                        9,941,624 Shares of Common Stock

                                RIGHTS OFFERING

  We are offering to our shareholders of record on July 6, 1999 the right to subscribe for shares of our common stock for $0.25 per share.

    . The rights are not transferable.

    . The rights will expire at 5:00 P.M. (Los Angeles time) on July   , 1999.

    . You have the right to purchase one share of common stock for every two shares of Common Stock you owned on July 6, 1999.

    . You also can subscribe for shares of common stock not purchased by other shareholders.

  Drake & Co. Inc. will act as soliciting agent for us in connection with this offering. Drake will receive a fee equal to 5% of the gross proceeds received by us from this rights offering from shareholders other than Sagaponack.

  Our common stock is traded on the OTC Bulletin Board under the symbol "USTX".
On July   , 1999, the last reported sale price for our common stock on the OTC
Bulletin Board was $    per share.

  See Risk Factors beginning on page 5 to read about certain risks you should consider before buying shares of our common stock.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -----------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     Price to   Soliciting Agent
                                   Shareholders       Fee        Proceeds to Us(1)

----------------------------------------------------------------------------------
Per share.......................    $     0.25      $0.0125         $   0.2375
----------------------------------------------------------------------------------
Total minimum...................             0            0                  0
----------------------------------------------------------------------------------
Total maximum...................    $2,485,406      $78,087(2)      $2,407,319
----------------------------------------------------------------------------------

--------------------------------------------------------------------------------

(1) Before deducting expenses payable by us estimated to be $120,000.

(2) No soliciting agent fees will be paid on shares purchased by Sagaponack.

                                  -----------

                               Soliciting Agent:
                               DRAKE & CO., INC.

               The date of this Prospectus is July   , 1999

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Special Note of Caution Regarding Forward-Looking Statements.............    2
Prospectus Summary.......................................................    3
Risk Factors.............................................................    5
 We have had significant losses which may continue.......................    5
 We need additional financing............................................    5
 We have restrictive loan covenants in our bank loan.....................    5
 We may not be able to comply with the terms of our bank loan............    5
 We have restrictive covenants in our agreement with Sagaponack..........    5
 We have pledged all our assets as collateral............................    6
 We are controlled by Sagaponack.........................................    6
 Our common stock is subject to the "penny stock" regulations............    6
 Our business involves significant potential liability...................    6
 Our outstanding Series A Preferred Stock has significant dividend and
  liquidation rights.....................................................    7
 We have broad discretion over the use of the proceeds...................    7
 We have conflicts of interest with Sagaponack...........................    7
 We have only limited protection of our proprietary rights...............    7
 Our business may be impacted by the year 2000 compliance................    7
 Our board can issue new classes of preferred stock......................    7
 Our authorized outstanding shares of common stock will need to be
  increased..............................................................    8
 Purchasers of stock will experience immediate dilution..................    8
 We have a substantial number of shares of restricted stock eligible for
  future sale............................................................    8
 We have a substantial number of options and warrants outstanding........    8
How We Intend to Use the Proceeds From this Offering.....................    9
Price Range of Our Common Stock..........................................    9
Dividend Policy..........................................................   10
Capitalization...........................................................   10
Dilution.................................................................   11
The Rights Offer.........................................................   12
Selected Historical Consolidated Financial Data..........................   16
Managements Discussion and Analysis of Financial Condition and Results of
 Operations..............................................................   17
Business.................................................................   22
Recent Developments......................................................   26
Management...............................................................   27
Description of Capital Stock.............................................   29
Principal Shareholders...................................................   30
Indemnification of Directors, Officers and Controlling Persons Against
 Securities Act Liabilities..............................................   30
Legal Matters............................................................   31
Experts..................................................................   31
Where You Can Find More Information......................................   31
Index to Financial Statements............................................  F-1

          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   Certain statements contained in this prospectus and the documents incorporated by reference into this prospectus may constitute "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are based on our management's beliefs, assumptions and expectations of our future economic performance, taking into account the information currently available to them. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results, performance or financial condition to be materially different from the expectations of future results, performance or financial condition we express or imply in any forward-looking statements. Some of the important factors that could cause our actual results, performance or financial condition to differ materially from our expectations are discussed under "Risk Factors". When used in our documents, the words "anticipate," "estimate," "expect," "objective," "projection," "forecast," "goal," or similar words are intended to identify forward-looking statements.

                               PROSPECTUS SUMMARY

   You should read the following summary together with the more detailed information regarding our company and the common stock being offered pursuant to this rights offering and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                           USTMAN TECHNOLOGIES, INC.

   We provide leak detection services to owners and operators of underground storage tanks. We analyze information concerning the inventory for a tank to determine whether the tank is leaking. We believe that we are generally recognized as the leading provider of this form of leak detection.

   Our principal executive offices are at 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228, and our telephone number at that address is 1-800-253-8054.

                              RECENT DEVELOPMENTS

   During December 1998, we entered into an agreement with Sagaponack to issue our new Series A Preferred Stock in exchange for $7,000,000 face amount of debt, accrued interest on the debt of $3,417,000, and the cancellation of certain rights of Sagaponack.

   In February 1999, our common stock was delisted from the Nasdaq SmallCap Market for failure to meet the continued listing requirements. Our common stock now is traded on the OTC Bulletin Board.

                              THE RIGHTS OFFERING

   We are offering to our shareholders of record on July 6, 1999 the right to subscribe for an aggregate of 9,941,624 shares of our common stock. If you hold shares of common stock on that day, you will have the right to purchase one new share of our common stock for every two shares of common stock you hold. The purchase price is $0.25 per share. This rights offer will expire at 5:00 P.M.
Los Angeles time on July   , 1999. You can exercise your right in whole or in
part at any time prior to the expiration of the offer.

   If you fully exercise your right, you can also subscribe for additional shares which are not purchased by other shareholders. If shareholders subscribe for more shares than we are offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

   Sagaponack Partners L.P. and Sagaponack International Partners L.P. own approximately 37% of our common stock. They intend to purchase the 3,672,260 shares which they have the right to purchase and to subscribe for at least 327,740 shares of common stock not purchased by other shareholders.

   If you own an odd number of shares of common stock, the number will be rounded up to the next even number to determine the number of new shares of common stock you have the right to purchase.

   The rights are non-transferable and therefore may not be purchased or sold.

                      Summary Consolidated Financial Data

                          Nine months   Nine months
                             ended         ended      Year ended    Nine months
                           March 31,     March 31,     June 30,    ended June 30,
                              1999         1998          1998           1997
                          ------------  -----------  ------------  --------------
                          (Unaudited)   (Unaudited)
Statement of Operations
 Data:

Net sales...............  $  4,811,000  $ 4,302,000  $  5,988,000   $ 2,325,000
Cost of sales...........     1,722,000    1,478,000     2,464,000       836,000
Gross profit............     3,089,000    2,824,000     3,524,000     1,489,000
Selling, general and
 administrative.........     2,850,000    3,529,000     6,247,000     2,912,000
Operating profit
 (loss).................       239,000     (705,000)   (2,723,000)   (1,807,000)
Net loss................    (2,489,000)  (1,823,000)   (5,944,000)   (1,979,000)
Basic and diluted net
 loss per share.........          (.13)        (.09)         (.31)         (.17)

Balance Sheet Data:

Total current assets....  $  1,786,000               $  1,374,000   $ 1,879,000
Total assets............     9,950,000                 11,617,000    11,180,000
Current liabilities.....     2,527,000                  2,010,000     1,998,000
Long-term liabilities...     2,433,000                 10,219,000     6,857,000
Preferred stock.........     9,717,000                        --            --
Common stock............    12,826,000                 12,810,000    10,373,000
Additional paid-in
 capital................       875,000                  2,517,000     1,947,000
Accumulated deficit.....   (18,428,000)               (15,939,000)   (9,995,000)
Total equity (deficit)..     4,990,000                   (612,000)    2,325,000
Total liabilities and
 equity.................     9,950,000                 11,617,000    11,180,000

                                  RISK FACTORS

   You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock. Investing in additional shares of common stock involves a high degree of risk. Any of the following risks could materially adversely affect our business, operating results and financial condition and could result in a complete loss of your investment.

We have had significant losses which may continue.

   We have incurred significant losses, including losses of $1,979,000, $5,944,000, and $2,489,000, respectively, for the nine months ended June 30, 1997, the year ended June 30, 1998, and the nine months ended March 31, 1999. There can be no assurance that we will generate increased levels of revenues or achieve profitable operations.

We need additional financing.

   We have been dependent on the issuance of debt and equity securities to finance our operations and to undertake acquisitions. We are making this rights offer to provide the funds necessary to pay our installment to BankBoston and to provide needed working capital. We may seek additional debt or equity financing to fund the cost of continuing expansion. If we issue equity securities to finance an acquisition or to meet our capital needs, the issuance of the equity securities would dilute the individual percentage interests of our shareholders. Additionally, if we incur more debt or issue debt securities, we will be subject to risks that interest rates may fluctuate making the cost of debt more expensive, and cash flow may be insufficient for the payment of principal and interest on the indebtedness.

We have restrictive loan covenants in our bank loan.

   Our loan agreement with BankBoston contains numerous financial and other covenants. If we fail to satisfy the covenants or fulfill our payment obligations to the bank, the bank could elect to declare the unpaid principal and accrued interest under the loan agreement to be immediately due and payable. Substantially all of our assets secure our indebtedness to the bank.

We may not be able to comply with the terms of our bank loan.

   We have failed to comply with all terms of our bank loan with BankBoston in the past, and could fail to comply in the future if our financial condition deteriorates. In October 1998, the bank waived our compliance with certain covenants contained in the loan agreement as of June 30, 1998, and agreed to certain modifications to the provisions of the loan agreement for future periods. In March 1999, the bank agreed to amend the loan agreement to further modify certain provisions of the loan agreement.

We have restrictive covenants in our agreement with Sagaponack.

   Our 1997 purchase agreement with Sagaponack imposes a significant number of negative covenants. Unless permitted by Sagaponack, we are prohibited, among other things, from:

  . declaring or paying any dividends or distributions on our capital stock, or redeeming, retiring, purchasing or otherwise acquiring any shares of our capital stock;

  . engaging in any business activities or operations substantially different from our present business;

  . incurring or guaranteeing any indebtedness except as permitted by the agreement;


  . merging with another entity;

  . selling or disposing of any property, other than as permitted;

  . amending our articles of incorporation or bylaws; and

  . issuing any shares of common stock or our other capital stock or any option, warrant, or convertible security. Sagaponack has consented to the issuance of the securities in connection with this offering.

We have pledged all our assets as collateral.

   Substantially all of our assets are pledged as collateral to BankBoston and Sagaponack. Consequently, a default under either agreement could result in all assets being seized by BankBoston or Sagaponack, and our common stock would become worthless.

We are controlled by Sagaponack.

   Sagaponack currently owns approximately 37% of the outstanding shares of our common stock. As a result of this ownership and the shareholders agreement described below, Sagaponack does, and will continue to, control us. Under our agreement with Sagaponack, we agreed that our Board of Directors will consist of five members, and that we will nominate two persons designated by Sagaponack and one additional person selected from an agreed list of nominees to serve on the Board. We also agreed to nominate Dan R. Cook, our Chief Executive Officer, as a member of the Board. In addition, Sagaponack has a shareholders agreement with certain shareholders, including Mr. Cook and Ronald G. Crane. The agreement obligates those shareholders to vote their shares during any election of directors for the two nominees of the Sagaponack and for the additional person nominated from the list of nominees, unless Sagaponack has sufficient votes by itself to cause the election of these nominees.


Our common stock is subject to the "penny stock" regulations.

   Trading in our common stock is subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. These rules reduce the market liquidity of our common stock and make it more difficult for purchasers in this offering to sell their securities.

Our business involves significant potential liability.

   If our leak detection software fails to detect a leak, we could face significant potential liability. We attempt to limit our potential liability and otherwise maintain insurance coverage in the amount of $4,000,000. There can be no assurance that this insurance coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims. The successful assertion of one or more large claims against us that are uninsured or under-insured, or which result in premium increases or the imposition of a large deduction or co-insurance requirements, would materially adversely affect us. Finally, we do not maintain environmental impairment insurance.

Our outstanding Series A Preferred Stock has significant dividend and liquidation rights.

   Our outstanding Series A Preferred Stock has a face amount of $9,717,000. However, the Series A Preferred Stock has an allocation amount of $15,900,000 as of March 31, 1999 for the purposes of liquidation priority and dividends. The allocation amount will increase by the amount of any dividends not declared for payment by us. All of these amounts must be paid before we can pay any return on the common stock.

We have broad discretion over the use of the proceeds.

   We have broad discretion with respect to the specific application of the net proceeds of this offering. Other than the use of $750,000 to reduce our outstanding bank debt, we have not otherwise earmarked the net proceeds for specific purposes. There can be no assurance that the decisions ultimately made by us for the specific use of the money raised by this offering will achieve our business objectives.

We have conflicts of interest with Sagaponack.

   We have and may engage in significant transactions with various parties deemed to be our "affiliates," including Sagaponack. We do not have any measures in place to assure that future transactions with related parties are on terms at least as favorable to us than the terms that could have been obtained from unaffiliated third-parties. Accordingly, there can be no assurance that future transactions or arrangements between us and our affiliates will be advantageous to us, that conflicts will not arise with respect to these future transactions, or that if conflicts do arise, they will be resolved in a manner favorable to us. See "Certain Transactions" for a description of the current agreements with Sagaponack.

We have only limited protection of our proprietary rights.

   Our success is dependent on our proprietary technologies. We do not hold any patents and rely on copyright and trade secret laws, non-disclosure agreements with employees, distributors and customers, and technical measures to protect our proprietary technologies. These methods may not afford complete protection. A third party might independently develop equivalent or superior technologies or obtain access to our technologies.

   Although we believe that our technologies and products have been developed independently and that our technologies and products do not infringe upon the proprietary rights of others, there can be no assurance that our technologies and products will not infringe on the intellectual rights of third parties or that third parties will not assert infringement claims against us.

Our business may be impacted by the year 2000 compliance.

   We have assessed Year 2000 compliance matters and have determined that we have a potential for exposure regarding Year 2000 compliance in three areas of our internal and external business activities. However, we presently do not expect computer software problems resulting from the Year 2000 to have a material adverse effect on us. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of this issue.

Our board can issue new classes of preferred stock.

   Our board of directors is authorized, without further action required on the part of holders of common stock, to issue one or more classes of preferred stock and to determine the rights, preferences and privileges of this preferred stock, including voting, dividend and liquidation rights. The issuance of one or more classes of preferred stock by the board of directors could materially adversely affect the holders of the common stock. In the event of its issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of our Company. We have previously issued Series A Preferred Stock to Sagaponack.

Our authorized outstanding shares of common stock will need to be increased.

   If all shares offered in this rights offer are sold, we will have 29,820,867 shares of common stock issued and outstanding. We also have outstanding options and warrants to purchase an additional 4,850,950 shares of common stock. Since our authorized number of shares of common stock is 40,000,000, we will not have available a significant number of unissued shares of common stock available for acquisitions or other transactions. Our board of directors is considering either a reverse stock split or an amendment to our Articles of Incorporation to increase the authorized number of shares of common stock. Either action will dilute the percentage interest of each shareholder. Shareholder approval will be required for either the reverse stock split or the increase in the number of authorized shares.

Purchasers of stock will experience immediate dilution.

   Purchasers of the common stock currently being offered will be subject to substantial dilution. As of March 31, 1999, the net tangible stock value per share of outstanding common stock was $(0.13), compared to the offering price of $0.25 per share. Assuming the sale of all common stock currently being offered, the net tangible stock value per share on this date after giving effect to this rights offer, would be $(0.01). The above calculation of net book value per common shares excluded the effect of the liquidation preference of the Series A Preferred Stock. As of March 31, 1999, this amount totaled $15,900,000 or $.80 per common share.

We have a substantial number of shares of restricted stock eligible for future sale.

   As of June 15, 1999, there were approximately 10,997,000 restricted shares of common stock outstanding, of which approximately 9,983,000 shares had been held for more than one year and are eligible for resale pursuant to Rule 144 under the Securities Act. Although Rule 144, with certain exceptions, imposes restrictions on the number of shares which may be sold pursuant to that rule by a person during a three-month period, the sale of a significant number of these shares could adversely affect the market for our common stock

We have a substantial number of options and warrants outstanding.

   As of June 15, 1999, we had outstanding options and warrants to purchase an aggregate of 4,850,950 shares of common stock at prices ranging from $.50 to $4.50 per share. To the extent that options and/or warrants are exercised, the interests of our shareholders will be diluted. The terms upon which we will be able to obtain additional equity capital may be adversely affected because the holders of these options and warrants can exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in those options and warrants.




              HOW WE INTEND TO USE THE PROCEEDS FROM THIS OFFERING

   Our net proceeds from the sale of all of the shares of common stock we are offering are estimated to be about $2,287,000, after deducting the soliciting agent fee and other estimated offering expenses. If only Sagaponack purchases shares pursuant to this offering, our net proceeds will be about $880,000.

   We have agreed to use at least $750,000 of the net proceeds to reduce our $3.25 million loan from BankBoston. The interest rate on the loan currently is 10.75% per annum. In lieu of the March 1999 quarter installment, we agreed to pay $750,000 from the proceeds of this offer to reduce the loan. In addition, we must make quarterly payments of $125,000 in June, September and December 1999 and March 2000. The quarterly payments then increase to $250,000, and the balance of the loan will be due on December 31, 2001. Since this offer did not begin before June 30, 1999, Sagaponack advanced the $750,000 payment due on that date to USTMAN. USTMAN paid BankBoston. Sagaponack will be reimbursed from the proceeds of this offer.

   We expect to use any remaining net proceeds for working capital and other general corporate purposes. In addition, we may use a portion of the net proceeds to acquire complementary businesses or technologies. However, we currently have no commitments or agreements and are not involved in any negotiations with respect to any acquisition. We do not know how much of the proceeds will be used for acquisitions. Pending use of the net proceeds, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                        PRICE RANGE OF OUR COMMON STOCK

   Our common stock is traded on the OTC Bulletin Board under the symbol "USTX". After the close of business on February 19, 1999, our common stock was delisted from the Nasdaq SmallCap Market because we did not meet its continued listing requirements. The following table sets forth, for the periods indicated, the high and low sale prices per share of our common stock as reported by Nasdaq.

                                                                   High    Low
                                                                  ------- ------
1997 Fiscal Year (ended June 30, 1997)
  First Quarter..................................................   2 3/8  1 1/2
  Second Quarter.................................................  2 5/16    7/8
  Third Quarter..................................................   2 1/8    7/8
  Fourth Quarter.................................................   2 1/8 1 5/16

1998 Fiscal Year (ended June 30, 1998)
  First Quarter.................................................. 1 15/16  15/16
  Second Quarter.................................................  1 5/16 1 1/18
  Third Quarter.................................................. 2 13/16  1 1/4
  Fourth Quarter.................................................  2 9/16  1 1/2

1999 Fiscal Year (ending June 30, 1999)
  First Quarter..................................................  1 9/32    7/8
  Second Quarter.................................................   1 1/2  15/32
  Third Quarter..................................................  1 3/16   5/16
  Fourth Quarter ................................................   11/32    1/4

1990 Fiscal Year (ending June 30, 2000)
  First Quarter (through July   , 1999)..........................     --     --

   On July   , 1999, the last reported sale price of our common stock on the
OTC Bulletin Board was $    per share. As of July 1, 1999 we estimate that
there were approximately 400 holders of record and 1,800 beneficial owners of the common stock.

                                DIVIDEND POLICY

   We have not paid and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, for use in the operation and expansion of our business. In addition, the terms of our bank loan with BankBoston and our securities purchase agreement with Sagaponack restrict our ability to pay dividends on our common stock.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 1999. The capitalization information set forth in the table below is qualified by the more detailed Consolidated Financial Statements and Notes thereto beginning on page F-1 of this prospectus. The table should be read in conjunction with the Consolidated Financial Statements and Notes.

Current portion of long-term debt................................ $  1,250,000
                                                                  ============
Long-term debt, less current portion............................. $  2,000,000
Preferred Stock..................................................    9,717,000
Common Stock, no par value. Authorized--40,000,000, issued and
 outstanding--actual, 19,879,243, pro forma--29,820,867..........   12,826,000
Additional paid-in capital.......................................      875,000
Accumulated deficit..............................................  (18,428,000)
                                                                  ------------
Total shareholders' equity.......................................    4,990,000
                                                                  ------------
Total capitalization............................................. $  8,240,000
                                                                  ============

                                    DILUTION

   Our net tangible book value at March 31, 1999 was approximately ($2,677,000), or ($.13) per share. The net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets, excluding intangible assets, less total liabilities) by the number of common shares outstanding. Without taking into account any changes in the net tangible book value after March 31, 1999, other than to give effect to the sale of all of the shares pursuant to this rights offering at a price of $0.25 per share, our net tangible book value as of March 31, 1999 after deducting the offering related expenses and the soliciting agent fee would have been approximately $(390,000) or $(.01) per share. This represents an immediate increase in the net tangible book value of $.12 per share for each share of common stock outstanding prior to the completion of the rights offering and an immediate dilution of $0.26 per share for shares of common stock issued in the rights offering. Dilution is determined by subtracting the net tangible book value per share after the rights offering from the subscription price per share. The following table illustrates this per share dilution:

   Subscription price per share(1)...................................... $0.25
   Net tangible book value per share at March 31, 1999 .................  (.13)
   Increase per share attributable to the exercise of the rights (2)....   .12
                                                                         =====
   Net tangible book value per share after the rights offering..........  (.01)
   Dilution per share for shares issued upon exercise of the rights..... $0.26

--------

(1) Prior to deducting expenses of the rights offering to be paid by us and the soliciting agent fee, which are estimated to be approximately $0.02 per share.

(2) Assumes that all rights are exercised.

(3) The above calculation of net book value per common shares excluded the effect of the liquidation preference of the Series A Preferred Stock. As of March 31, 1999, this amount totaled $15,900,000 or $.80 per common share.

                                THE RIGHTS OFFER

   We are issuing to our shareholders of record on July 6, 1999 the right to subscribe for up to 9,941,624 shares of our common stock for $0.25 per share. If you hold shares of common stock on that day, you will have the right to purchase one new share of our common stock for every two shares of common stock you hold. The right to purchase a fractional share will be rounded up to the next whole share. The rights offer will expire at 5:00 P.M. Los Angeles time on
July   , 1999. Rights may be exercised at any time prior to the expiration of the rights offer.

   In addition, if you fully exercise your right, you can also subscribe for additional shares which are not purchased by other shareholders. If shareholders subscribe for more shares than we are offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

   The rights are evidenced by subscription certificates which are being sent to shareholders of record on the record date for the rights offer. The number of rights issued to each shareholder is stated on the subscription certificate. The method by which rights may be exercised and shares paid for is set forth below under "Method of Exercise of Rights" and "Payment for Shares."

Purposes of the Rights Offer.

   Our board of directors has determined that we need additional capital for working capital, to reduce our bank debt, and for possible acquisitions. We attempted to raise approximately $5,000,000 of additional funds in a private offering of common stock and warrants in early 1999 but the private offering was unsuccessful. Sagaponack, which owns approximately 37% of our common stock, advised us that it was willing to contribute approximately $1,000,000 to us for shares of common stock. Our board of directors decided to make a rights offering in order that all shareholders could participate in the purchase of common stock if they desired to do so. In approving the rights offering, our board of directors believed that the cost of the rights offering was outweighed by permitting all shareholders of USTMAN the opportunity to acquire additional USTMAN common stock. The board of directors decided to make the rights non-transferable so that only shareholders of USTMAN could participate in the offer. The offer seeks to reward our shareholders by giving them the right to purchase additional shares at a price that may be below the market price of the shares and without incurring any direct transaction costs.

Non-Transferability of the Rights.

   The rights are non-transferable and therefore may not be purchased or sold.

Subscription Agent.

   The subscription agent is U.S. Stock Transfer Company, 1745 Gardena Avenue, Suite 200, Glendale, California 91204-2991. The Subscription Agent will receive, for its administrative, processing, invoicing and other services as subscription agent, a fee estimated to be $10,000, plus reimbursement for its out-of-pocket expenses related to the rights offer. Signed subscription certificates must be sent, together with proper payment of the estimated total purchase price for the total number of shares subscribed for, to U.S. Stock Transfer Company by one of the methods described below. We will accept only subscription certificates actually received on a timely basis as follows:

     If by mail, overnight courier, or by hand:

     U.S. Stock Transfer Company
     1745 Gardena Avenue, Suite 200
     Glendale, California 91204-2991

     Attn: Reorganization Department

     By facsimile (for Notice of Guaranteed Delivery only):

     (818) 502-0057 with the original Subscription Certificate to be sent to the above address
     Confirm facsimile by telephone: (818) 502-1404.

     Delivery to an address other than that above does not constitute good delivery.

Method of Exercising Rights

   Rights may be exercised by filling in and signing the subscription certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed subscription certificate to the Subscription Agent, together with payment for the shares as described below under "Payment for Shares." Rights may also be exercised by contacting your broker, banker or trust company, which can arrange, on your behalf, to guarantee delivery of payment and a properly completed and executed subscription certificate. A fee may be charged by your broker, banker or trust company for this service. Completed subscription certificates must be received by the subscription agent at the address set forth above.

   Shareholders Who Are Record Owners. Shareholders who are record owners can choose between either option set forth under "Payment for Shares" below. If time is critical, option (2) will permit delivery of the subscription certificate and payment after the expiration date.

   Investors Whose Shares Are Held By A Nominee. Shareholders whose shares are held by a nominee, such as a broker or trustee, must contact that nominee to exercise their rights. In that case, the nominee will complete the subscription certificate on behalf of the shareholder and arrange for proper payment by one of the methods set forth under "Payment for Shares" below.

   Nominees. Nominees who hold shares for the account of others should notify the beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the rights.

Foreign Restrictions

   Subscription certificates will not be mailed to shareholders on the record date for the rights offer whose record addresses are outside the United States and its territories and possessions. Those rights will be held by the subscription agent for the foreign shareholders' accounts until instructions are received to exercise the rights. If no instructions are received prior to the expiration of the rights offer, these rights will expire.

Soliciting Agent.

   Any questions or requests for assistance concerning the method of subscribing for shares should be directed to Drake & Co. Inc., the soliciting agent for the rights offer, at its address and telephone number listed below:

                            Drake & Co. Inc.
                            7 Hanhover Square
                            New York, NY 10004

                            212-742-1500

   Shareholders may also contact their brokers or nominees for information with respect to the rights offer.

   Drake, as soliciting agent, will receive a commission of 5% of the gross proceeds from the rights offer other than any proceeds received from Sagaponack. Drake also will receive warrants to purchase 5% of the common stock purchased in this rights offer from shareholders other than
Sagaponack. The warrants will have an exercise price of $    per share and will
expire five years after issuance. Drake also will be reimbursed for its accountable expenses up to a maximum of $10,000.

Payment for Shares.

   If you elect to subscribe for shares, you can choose between the following methods of payment:

   (1) Shares may be subscribed for by delivering to the subscription agent the subscription certificate together with payment of the total purchase price for the subscribed shares, including any oversubscription election you make. The subscription will be accepted when such payment, together with the properly completed and executed subscription certificate, is received by the subscription agent, provided that the subscription certificate and such payment are received by the subscription agent no later than 5:00 P.M., Los Angeles time, on July , 1999. The subscription agent will deposit all checks received by it for the purchase of shares in a segregated interest-bearing account pending proration and distribution of the shares. We will receive the interest. Payments pursuant to this method must be in U.S. dollars, must be by money order or check drawn on a bank located in the United States, must be payable to USTMAN Technologies, Inc., and must accompany a properly completed and executed subscription certificate for the subscription to be accepted. The subscription agent will not accept cash as a means of payment for shares.

   (2) Alternatively, a subscription will be accepted if, prior to 5:00 P.M.,
Los Angeles time, on July   , 1999, the subscription agent has received a
properly completed and executed notice of guaranteed delivery in the form accompanying this prospectus by facsimile or otherwise from a financial institution that is a member of the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange Medallion Signature Program, guaranteeing delivery of:

  A) payment of the full subscription price for the subscribed shares, and

  B) a properly completed and executed subscription certificate.

   The subscription agent will not honor a notice of guaranteed delivery unless a properly completed and executed subscription certificate, together with full payment, is received by the subscription agent by the close of business on July
  , 1999, the third business day after the expiration date.

   Within eight business days following the expiration of the rights offer, a confirmation will be sent by the subscription agent to subscribing shareholders showing:

  A) the number of shares acquired;

  B) the subscription price and the total purchase price for such shares; and

  C) any excess payment to be refunded by us.

   Any excess payment refundable by us will be sent by the Subscription Agent as soon as practicable.

   Issuance and delivery of the shares subscribed for are subject to collection of checks or receipt of actual payment pursuant to a notice of guaranteed delivery.

   Shareholders will have no right to rescind their subscriptions after receipt of their payment for shares by the subscription agent.

Purchase and Sale of Rights.

   The rights are non-transferable and therefore may not be purchased or sold.

Delivery of Stock Certificates.

   Stock certificates for all shares purchased in the rights offer will be mailed as soon as practicable after full payment for the shares subscribed for has cleared and the shares have been allocated in the event of an oversubscription.

Certain Federal Income Tax Consequences.

   The federal income tax consequences to holders of the common stock with respect to this rights offer generally will be as follows:

   The distribution of rights to shareholders on the record date for the rights offer will not result in taxable income to shareholders. In addition, shareholders will not realize taxable income as a result of the exercise of rights.

   The basis of a right distributed to a shareholder will be zero unless the shareholder files an election to allocate the basis of the common stock with respect to which the right is distributed between the right and the common stock, based on their respective fair market values on the date of distribution. The holding period of a right received by a shareholder includes the holding period of the common stock with respect to which the right is distributed.

   A right issued to a shareholder will be a capital asset in the hands of the shareholder if the common stock with respect to which the right was issued was a capital asset in the hands of the shareholder. If a right expires unexercised, no loss will be realized.

   If rights are exercised for shares, the basis of the shares received will include the basis allocated to the rights, if any, and the amount paid upon exercise of the rights. The holding period for shares acquired upon the exercise of rights begins on the date the rights are exercised.

   For back-up withholding purposes, we may be required to withhold 31%of reportable payments paid to certain non-corporate shareholders.

   The foregoing is only a summary of applicable federal income tax consequences and does not address any state or local tax consequences to holders of rights. Shareholders should consult their tax advisers concerning the tax consequences in their particular circumstances.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

   The following selected financial data should be read in conjunction with the Consolidated Financial Statements and Notes beginning on page F-1 of this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 17 of this prospectus. The consolidated statement of operations data for each of the two fiscal periods ended June 30, 1998 and 1997 and consolidated balance sheet data as of June 30, 1998 and 1997 are derived from financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus.

                                            Nine
                           Nine months     months                  Nine months
                              ended        ended      Year ended      ended
                            March 31,    March 31,     June 30,     June 30,
                               1999         1998         1998         1997
                           ------------  ----------  ------------  -----------
                            (Unaudited)  (Unaudited)
Statement of Operations
 Data
Net Sales................  $  4,811,000  $4,302,000  $  5,988,000  $ 2,325,000
Cost of Sales............     1,722,000   1,478,000     2,464,000      836,000
Selling, general and
 administrative..........     2,850,000   3,529,000     6,247,000    2,912,000
Interest expense, net of
 interest income.........     1,517,000   1,118,000     3,221,000      168,000
Write-off deferred debt
 cost....................     1,211,000         --            --           --
Write-off investment in
 Toxguard Systems, Inc...           --          --            --       384,000
Net loss before provision
 for income taxes........    (2,489,000) (1,823,000)   (5,944,000)  (1,975,000)
Provision for income
 taxes...................           --          --            --        (4,000)
Net loss.................    (2,489,000) (1,823,000)   (5,944,000)  (1,979,000)
Basic and diluted net
 loss per share..........          (.13)       (.09)         (.31)        (.17)

Balance Sheet Data:
Cash.....................  $    195,000              $    366,000  $   799,000
Total current assets.....     1,786,000                 1,374,000    1,879,000
Total assets.............     9,950,000                11,617,000   11,180,000
Current liabilities......     2,527,000                 2,010,000    1,998,000
Long-term liabilities....     2,433,000                10,219,000    6,857,000
Preferred stock..........     9,717,000                       --           --
Common stock.............    12,826,000                12,810,000   10,373,000
Additional paid-in
 capital.................       875,000                 2,517,000    1,947,000
Accumulated deficit......   (18,428,000)              (15,939,000)  (9,995,000)
Total equity (deficit)...     4,990,000                  (612,000)   2,325,000
Total liabilities and
 equity..................     9,950,000                11,617,000   11,180,000

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with financial statements and related notes included elsewhere in this prospectus. The results shown in this prospectus are not necessarily indicative of the results to be expected in any future periods. This discussion contains forward-looking statements based on current expectations which involve risks and uncertainties. Actual results and the timing of certain events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the section entitled "Risk Factors" and elsewhere in this prospectus.

   Except for historical information contained herein, the statements in this report are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, customers' strategies regarding the December 22, 1998 EPA compliance requirements, and market competition.

Results of Operations for the nine months ended March 31, 1999 compared to the nine months ended March 31, 1998

   Sales increased approximately 12% compared to the prior period, as a result of an increase in the customer base as the December 22 EPA deadline approached, increases in software and tank gauge sales and the addition of British Petroleum. Although sales have increased, gross profit has decreased slightly. This decrease is a result of increases in tank gauge sales which are at a lower gross profit than statistical inventory reconciliation. Gross profit on tank gauges has also decreased as a result of rising equipment costs. Additionally, USTMAN has incurred costs in expanding foreign operations into Australia and New Zealand. Management expects these costs to decrease as USTMAN continues to streamline the process.

   General and administrative expenses decreased by 19%. This is primarily a result of the elimination of expenses related to the merger of USTMAN Industries, Inc. and Watson General Corporation, and the acquisition of Advanced Tank Certification, Inc. During fiscal year 1998 operations of Watson General Corporation, USTMAN Industries, Inc. and Advanced Tank Certification, Inc. were all relocated to Lakewood, Colorado. The consolidation was completed as of June 30, 1998 and accordingly, no reserves were established for future expenditures. Subsequent to June 30, 1998, no material expenses have been incurred which related to the consolidation. The costs incurred to relocate totaled approximately $736,000 and were made up of primarily moving expenses, severance for terminated employees, exit costs, attorneys' fees, and accounting fees. All operations were integrated as of June 30, 1998, eliminating duplication of costs and resulting in more efficient operations. In addition, advertising and legal expenses not related to SEC filings have decreased.

   USTMAN reported a net loss of $2,489,000 or $0.13 per share as compared to a net loss of $1,823,000 or $0.09 per share for the corresponding period of the prior year. In addition to the above items, during the second quarter of 1998 USTMAN wrote off deferred debt cost of $1,211,000 related to the transaction when Sagaponack agreed to the conversion of the Private Placement Notes to Preferred Stock.

Financial Condition and Liquidity

   At March 31, 1999 USTMAN's current liabilities exceeded current assets by $741,000 compared to $636,000 at June 30, 1998. This is a result of the increase in the current portion of long term debt on the BankBoston term loan. USTMAN's business does not require material ongoing capital expenditures.

   The Bank Boston loan which USTMAN used to facilitate the ATC acquisition, to pay existing debt, and for working capital purposes bears interest at the BankBoston Base Rate plus 2-1/2% (11% at June 30, 1998). Repayment of the loan began March 31, 1998 and continues in quarterly installments until initially

December 31, 2000 when the remaining principal was to be due. In March 1999, BankBoston and USTMAN agreed to amend the loan repayment schedule. After this amendment, quarterly payments will continue until December 31, 2001, when the remaining principal is due. The bank loan is secured by substantially all of the assets of USTMAN. The agreement contains financial covenants as well as restrictive covenants and other obligations of USTMAN. If USTMAN fails to meet the covenants, the unpaid principal and accrued interest will become immediately due. USTMAN received a waiver from the bank for covenant violations at June 30, 1998. In October 1998, USTMAN and BankBoston agreed to amend the terms of the agreement and reduced the covenant requirements for the upcoming three quarters beginning on September 30, 1998. In March 1999, the loan agreement was further amended. Management believes USTMAN's operations for the fiscal year 1999 will be sufficient to enable USTMAN to be in compliance with the amended covenants for the remaining periods of fiscal year 1999.

   In December 1998, Sagaponack agreed to convert all debt issued to it by USTMAN and accrued interest totaling $9,717,000 to Series A Preferred Stock. Warrants previously to be issued to Sagaponack for additional interest expense were also canceled. The preferred stock has an aggregate allocation amount of $15,000,000 for the purposes of liquidation priority and dividends. The preferred stock bears an annual 8% cumulative dividend based on the allocation amount, if and when declared by the Board of Directors. This results in an effective dividend rate of 12.3%. The allocation amount will increase by the amount of any dividends not declared for payment by USTMAN. At March 31, 1999 the allocation amount was $15,900,000. The preferred stock has no mandatory redemption or voting rights and is not convertible into common stock.


The year ended June 30, 1998 compared to the period ended June 30, 1997

   USTMAN's operating results for the year ended June 30, 1998 included significant costs related to the restructuring and consolidation of the Watson, USTMAN Industries, Inc., and ATC organizations and the financing related to those transactions.

   USTMAN reported a net loss of $5,944,000 for the twelve months ended June 30, 1998 compared to $1,979,000 for the nine months ended June 30, 1997. This increase in net loss is due partially to the cost of moving and consolidating the operations of Watson General Corporation, Watson Systems, Inc., and ATC, to Lakewood, Colorado. These expenses totaled $736,000 as of June 30, 1998.

   Net sales for the twelve months ended June 30, 1998 were $5,988,000 an increase from $2,325,000 for the nine months ended June 30, 1997. The increase in revenues is partially attributable to the presentation of twelve months in the current year as opposed to nine months in the prior year. Additionally, the increase is due to the inclusion of twelve months of USTMAN revenue, which was approximately $4,470,000, and six months of ATC revenue, which was approximately $276,000, in the June 30, 1998 total revenue. There were no material price increases during the year. USTMAN's sales depend in part upon decisions of customers as to when to implement measures to meet compliance requirements and to more aggressively attempt to manage liquid petroleum inventory.

   Selling, general and administrative expenses increased to $6,247,000 in the fiscal year ended June 30, 1998 compared to $2,912,000 for the fiscal year ended June 30, 1997. The increase is in large part due to the twelve month presentation in the current year as opposed to the nine month presentation in the prior year. Additionally, general and administrative expenses increased because of the depreciation, amortization and option expenses discussed below. For the 1999 fiscal year, management expects general and administrative expenses to stabilize at a lower level than experienced in the 1998 fiscal year as a result of streamlining of operations.

   USTMAN's amortization expenses and depreciation increased to $1,149,000 in the 1998 fiscal year, up 220% from the year before. This increase is primarily due to expensing a full year of goodwill and proprietary software resulting from the USTMAN acquisition. Amortization of goodwill totaled $328,000 for fiscal year

1998 and amortization of proprietary software totaled $506,000 as compared to $150,000 and $42,000, respectively in fiscal year 1997.

   During 1997, USTMAN issued warrants for 200,000 shares exercisable at $1.50 per share through March 1998. In March 1998, these options were modified to extend the exercise period through March 16, 1999 and to increase the exercise price to $1.75. As a result, USTMAN recognized option compensation expense of $222,000 representing the fair market value of these options at the time of the modification. Additionally, during fiscal year 1998 USTMAN expensed a full year of option compensation expense totaling $124,000 related to Dan R. Cook's employee options.

   During fiscal year 1998, operations of Watson General Corporation, USTMAN Industries, Inc. and Advanced Tank Certification, Inc. were all relocated to Lakewood, Colorado. The consolidation was completed as of June 30, 1998 and accordingly, no reserves were established for future expenditures. Subsequent to June 30, 1998, no material expenses have been incurred which related to the consolidation. The costs incurred totaled approximately $736,000 and were made up of primarily moving expenses, severance for terminated employees, exit costs, attorneys' fees, disposition of assets and accounting fees.

   In fiscal year 1998, management determined that proprietary software acquired through acquisitions in prior years would no longer be used and no revenues would be generated from the software. Prior to this decision, management had thought potential sales were possible. A loss of $656,000 was incurred as a result of the write-off.

   In the prior year, general and administrative expenses were decreased by a gain on property held for sale of $363,000.

   USTMAN also experienced an increase in interest expense of 1,784% due to interest incurred on senior subordinated notes for an entire year along with approximately $1.6 million in interest expense as a result of the failure to meet specific projections provided by USTMAN to Sagaponack and interest on the $3.75 million BankBoston debt incurred in December 1997.

Year 2000 Assessment

   The following disclosure is made pursuant to the Year 2000 Information and Readiness Disclosure Act. The following disclosure originated from USTMAN and concerns (1) assessments, projections, or estimates of Year 2000 processing capabilities; (2) plans, objectives or timetables for implementing or verifying Year 2000 processing capabilities; (3) test plans dates or results; and (4) reviews and comments concerning Year 2000 processing capabilities as defined by the Act.

   USTMAN has assessed Year 2000 compliance matters and has determined that it has potential for exposure regarding Year 2000 compliance in three areas of its internal and external business activities. These areas include (1) its own internal hardware and software systems which are utilized to process and provide USTMAN's operations and accounting information, (2) the hardware and software systems it has provided to its clients for automation of the SIR process and (3) clients' hardware and software systems which are utilized to provide data to USTMAN. All costs related to Year 2000 readiness are expected to be funded through USTMAN's normal operations and will be deducted from USTMAN's operating income. The following discusses management's assessment of those risks and the steps it is taking to minimize them.

 Internal hardware and software

   Over the last three years, USTMAN has purchased computers, servers and other equipment which are certified by the vendor as being Year 2000 compliant. Because of this, the telephone system, servers and the majority of USTMAN's workstations are Year 2000 compliant. As of September 30, 1998, USTMAN gathered an inventory of current revisions needed on older workstations. Those computers which were not compliant will be thoroughly tested in the upcoming months and have the needed revisions by December 31, 1999.

   USTMAN's software consists primarily of three distinct areas: network operating system, commercial software and proprietary software. The network operating system has been certified by the vendor to be Year 2000 compliant subsequent to the completion of certain patches which USTMAN completed applying as of September 30, 1998. The commercial software USTMAN runs is very diverse. USTMAN has identified over thirty types of commercial software that are currently used both internally and externally. Over the next five months, USTMAN will contact the manufacturers to determine if the software is Year 2000 compliant. For those software packages which will not be Year 2000 compliant, USTMAN will make a determination to either replace the software with a different vendor or continue to use the software in a "quarantined" environment. Until responses from all vendors are received, it is not possible to estimate costs associated with the new software. However, it is not anticipated that any new software, other than that discussed below, will be a material capital expenditure. All assessments required and the related determinations are expected to be made prior to June 30, 1999.

   USTMAN will contract for the replacement of its accounting and information computer software. One criterion in the selection of the new accounting software will be a warranty that the software is Year 2000 compliant. Management is currently evaluating systems. It is estimated that the system will be installed and functional by August 1999. The cost of this system is expected to be approximately $50,000 including software, hardware and implementation expense.

   USTMAN runs internal software developed by USTMAN's software engineers. USTMAN does not believe that the software code will have to be rewritten or recompiled because most of the software is simply a front end to well known commercial software which has Year 2000 compliance built into the core software.

   In order to ensure that all software and hardware will function properly in the Year 2000, USTMAN has planned to construct a separate testing facility. This facility will be dedicated entirely to Year 2000 testing on live customer data. This facility will have a server and other hardware to mirror USTMAN's. USTMAN plans to set the internal date at this facility to December 31, 1999 and run analysis for two months to verify that no Year 2000 issues occur as the clock approaches, reaches and passes the century mark. The equipment has been purchased for this facility and the facility is expected to be in use some time after July 1999. In addition, USTMAN is planning on having software engineers on site immediately after the December 31, 1999 to avoid any unforseen problems. Because management feels that USTMAN has adequately planned and prepared for Year 2000, USTMAN has not prepared a contingency plan.

 Hardware and software provided to customers

   Over the past couple of years, USTMAN has provided to its customers ExtremeTM, TankTraxTM, and SIRSendTM software for use by its customers in providing data to USTMAN. USTMAN has tested and believes the ExtremeTM software is Year 2000 compliant but the TankTraxTM and SIRSendTM software packages are not. USTMAN believes the TankTraxTM software can be corrected with few programming changes. USTMAN has evaluated and identified the specific changes needed. USTMAN has obtained, but not applied, the programming revision needed for the SIRSendTM software. These revisions are expected to be complete by July 30, 1999. Because USTMAN's software engineers will do these revisions, the incremental cost to USTMAN is expected to be minimal.

   In addition to software USTMAN has furnished computer equipment to run the above-mentioned software and tank gauges. USTMAN believes all computer equipment sold to current customers is Year 2000 compliant. USTMAN has made provisions with customers so that USTMAN will not be responsible for any Year 2000 issues due to customers moving the proprietary software from the machine provided by USTMAN to other equipment without the signed consent of USTMAN. USTMAN has obtained a written warranty from the manufacturer of its tank gauge that the tank gauge is Year 2000 compliant.

 Clients' hardware and software

   In order to assess the preparedness of its customers, USTMAN requested that its top two hundred customers complete a Year 2000 survey to determine the status of Year 2000 compliance of the customers' software and the data provided to USTMAN. USTMAN has received responses and based on the representations of these customers, does not believe there will be significant Year 2000 problems. USTMAN does not believe that any data received either electronically or in hard copy which is not Year 2000 compliant will have a negative effect on the systems, but may affect services provided due to additional manual labor required to correct problems with the data. USTMAN will be working closely with its customers known to generate data from legacy equipment which is not Year 2000 compliant to determine what the customers' own Year 2000 compliance program encompasses. USTMAN believes by working together with these customers potential problems will be avoided.

                                    BUSINESS

   USTMAN is an environmental software and services company primarily engaged in providing leak detection services to owners and operators of underground storage tanks. We analyze information concerning the inventory of a tank to determine whether the tank is leaking. This method of leak detection is known as statistical inventory reconciliation, or "SIR." Our proprietary software program is designed to monitor underground storage tanks to detect leakage and assist with inventory management and regulatory compliance. We believe we hold a 50% share of the market for this method of leak detection. We believe that we are generally recognized as a leader in the industry. We sell related products, including in-tank, automatic tank gauges, network data gathering equipment and cathodic protection for underground storage tanks.

   We provide the majority of our services on a recurring monthly fee basis under annually renewable agreements. We currently have more than 70,000 underground storage tanks under contract. In addition, we license our software to larger customers who perform leak detection analysis internally and submit results to us for quality assurance and independent certification.

   We have more than 2,400 clients, including Amoco, BP Australia and BP New Zealand, Chevron, Hertz Rental Car Corporation, Convenient Food Mart, Ultramar Diamond Shamrock, Speedway LLC/Emco Marketing Co., Herndon Oil Co., Murphy Oil Co., Uni-Marts, Wesco, Kwik Trip, Tosco/Circle K and Shell Puerto Rico.

   The international market for underground storage tank monitoring presents an opportunity for growth as governments in Canada, Europe, Asia and Latin America begin to follow the lead of the United States with respect to environmental legislation.

   In May 1997, USTMAN, doing business as Watson General Corporation, a company engaged in SIR leak detection, acquired all of the outstanding capital stock of USTMAN Industries, Inc. In December 1997, we acquired all of the outstanding capital stock of Advanced Tank Certification, Inc., a company also engaged in SIR leak detection.

   We were incorporated in California in 1947. Our principal executive offices are located at 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228 and our telephone number is 1-800-253-8054.

Industry Background.

   Adoption of Environmental Protection Agency Regulations. There have been over 330,000 known leaks from substandard underground storage tanks during the past ten years. Many of the leaks have caused serious environmental damage and health risks, including contaminated water supplies. The Environmental Protection Agency passed regulations which required monthly leak detection for most tanks and their underground pipes by December 22, 1998.

   There were approximately 2,750,000 underground storage tanks in the United States in 1988. Today, that number has dropped to approximately 1,200,000 due to the phase-out of older tanks. We believe that approximately 300,000 underground storage tanks still do not comply with the Environmental Protection Agency regulations for monthly monitoring.

   Monthly Leak Detection Methods. There are five approved monthly monitoring methods for underground storage tanks:

   1. Automatic tank gauges: they measure the product level and temperature inside a tank continuously and automatically analyze and record data. The test usually requires approximately three to eight hours to perform each month. During the test, the tank cannot be used by the owner.

   2. Secondary containment and monitoring: this method detects leaks in the space between the underground storage tank and a second barrier. The barrier holds any leak in the space between the tank and the barrier until monitors detect the leak. The monitors can be a simple dipstick or a sophisticated automated system. The monitor must be checked at least every 30 days. Secondary containment requires a significant up-front capital investment in addition to ongoing maintenance costs.

   3. Vapor monitoring: this tests the soil around the tank for fumes caused by leaking petroleum. Permanent holes must be drilled near the tank. In addition, the owner must permanently install special equipment to analyze the soil or hire a third party to provide monitoring services. Vapor monitoring is not permitted in all states and can be used only for certain soil.

   4. Groundwater monitoring: this tests the groundwater near the tank for any liquids leaked by the tank. A well must be drilled close to the tank to monitor the groundwater. This method can be used only in certain locations.

   5. Statistical inventory reconciliation, which is known as SIR: this uses sophisticated computer software to analyze inventory, temperature, delivery and dispensing data, and other variables over a period of time to determine whether a tank has a loss trend. At the end of each operating day, product level is measured either manually or automatically. This data, and any delivery and withdrawal information, is sent to a certified SIR vendor for analysis. This method has few product or site restrictions, tests the entire underground storage tank system (including piping and dispensers), and requires no up-front capital investment.

The USTMAN Advantage

   We believe that SIR is the most practical and cost-effective leak detection method to meet the Environmental Protection Agency regulatory requirements for the following reasons:

  * traditional tank tightness testing does not meet the new regulatory leak detection compliance requirements since it is too expensive to perform monthly;

  * many automatic tank gauges require a significant up-front capital investment and require annual maintenance and servicing costs;

  * secondary containment with interstitial monitoring requires a significant up-front capital investment; and

  * groundwater and soil monitoring are significantly restricted by soil composition and groundwater levels. In addition, one or more holes or wells must be drilled near the underground tanks. These methods also require the purchase of expensive monitoring equipment or hiring independent contracted services.

   SIR, on the other hand, (a) meets the compliance requirement with no up-front capital investment and a low monthly fee per tank; (b) requires no maintenance downtime or costs; and (c) provides valuable management and inventory control information.

   We believe that we are the leading provider of SIR based upon the number of underground storage tanks monitored. In addition, we believe we are well-positioned to capture a significant share of the underground storage tanks which currently are not being tested for leaks, or which are using tank tightness testing, because of the following:

  * we are the only SIR provider with a national sales force in place;

  * we offer a wide range of integrated, cost-effective products and services for leak detection, remote monitoring, automated information delivery and inventory management;

  * we have an established reputation for quality, consistency, reliability and innovation;

  * we are recognized by regulatory agencies as a leading SIR provider and SIR expert;

  * we have the largest number of trained analysts; and

  * we believe we are currently the only SIR provider to require a quality control program.

Products and Services

   USTMAN SIR Monthly Monitoring: Remote leak detection/inventory management for underground storage tank owners through the use of proprietary, certified SIR software. The monthly fee for the USTMAN SIR service includes

  * Environmental Protection Agency leak detection compliance for tanks and lines,

  * monthly statistical analysis of inventory,

  *  monthly compliance reports,

  *  monthly inventory management analysis,

  * consultation regarding underground storage tank regulations and leak detection compliance,

  *  service guarantee,

  *  false alarm guarantee,

  *  on-site training, and

  *  the backing of our services by errors and omissions insurance.

   Extreme: Regulatory compliance software for larger customers. The software is installed at the customer's home office and automatically generates custom reports for each underground storage tank in the system. Extreme acts as an extension of an inventory control system. The Extreme package is sold for an up-front fee plus a monthly monitoring fee.

   Extreme Fuel Manager: Our automatic tank gauge. It continuously monitors the level of liquids in underground storage tanks using ultrasonic technology rather than traditional techniques. We believe it is at least as accurate as traditional gauges, yet it is priced at about half the price of competing gauges.

   TankTrax: This software application allows customers to enter their tank data directly into a personal computer. The data can be reviewed and reports printed before the data is sent electronically to USTMAN for analysis.

   SirSend: A telephone-controlled, data entry product which allows 24 hour direct access to the customer's home office. The technology enables customers to transmit stick level readings, delivery volume and sales readings with the simplicity of a phone call.

   Cathodic Protection: A direct electrical current is applied to the soil near the underground storage tank to prevent corrosion. We do not perform these services ourselves. Instead we enter into joint ventures with regional providers of cathodic protection, then offer the service to our existing customers for an additional fee.

Research and Development

   We support a research and software development team of employees and independent contractors. The team's responsibilities include:

      software installations and interfacing,

      monitoring software upgrades and gauge software development,

      customer service requests and internal requirements.

   We believe we have an excellent research and development team within our industry in terms of expertise, experience, size and budget.

Sales and Marketing

   Our marketing strategy is to convince owners and operators of underground storage tanks that (i) SIR is the most cost-effective and reliable, leak detection system available, and (ii) our technology, experience, and market leadership make us a premier SIR provider. Our marketing plan incorporates the following objectives:

      Reinforce the market understanding that SIR is the most cost-effective and convenient monthly monitoring method.

      Enhance our position of leadership within the environmental services industry and promote our technical expertise.

      Integrate our product line into a cohesive package of value-added products and services including products which fully automate the SIR monitoring process to eliminate the human error risk while simultaneously making compliance even more cost-effective and convenient.

   Our sales strategy is threefold. First, we concentrate our sales and marketing efforts through a direct in-house sales force domestically, and through relationships with outside distributors and affiliates internationally. Second, we promote our brand name awareness through national trade magazine advertising, sponsorship by industry associations, and public speaking opportunities. Third, we continue to identify related value-added products to increase our sales to each customer.

Sales and marketing efforts in the United States are concentrated in three levels of activity:

      Sales to the major oil companies and large convenience store chains are made through a national accounts manager with support from all levels of our organization.

      Sales to medium size dealers, medium size convenience store chains and governmental agencies are made through our territory managers stationed strategically throughout the United States.

      Sales are made to other owners of underground storage tanks through our telemarketing department.

   Each level of sales is supported through trade publications, advertising, direct mail and strategic trade show attendance. In addition, independent sales representatives are also used to support our sales and marketing effort.

   We utilize distributors and affiliates to generate sales outside the United States. We seek to find an organization with an established industry presence to provide sales leads and technical demonstrations. We offer the organization the opportunity to purchase a product license, share revenues and receive ongoing quality control and sales support from our staff. We have entered into license agreements with organizations in Canada and Australia/New Zealand.

Competition.

   Our business is intensely competitive. We compete with other leak detection service providers as well as with providers of other methods of leak detection. Many of our competitors have greater financial resources than us. We believe that cost and the ability to satisfy regulatory requirements are the key factors influencing sales.

Government Regulation.

   Compliance with federal, state and local regulations has not had a material effect on our capital expenditures, operations or competitive position. However, the imposition or relaxation of environmental regulations relating to leak detection for underground storage tank systems can affect the need for our services and products.

Trademarks.

   We are the holder of United States trademarks, registration numbers 1,719,061; 1,730,019; 1,731,948; 2,163,138; and 1,790,965 which relate to the names USTMAN SIR SYSTEM, USTMAN INDUSTRIES, INC., USTMAN INDUSTRIES, INC. & Design, EXTREME & Design, and SIRAS, respectively. In addition, we hold the rights in numerous unregistered trademarks which we use in interstate commerce and which are subject only to common law protection

Employees.

   On June 1, 1999, we employed a total of 52 persons, 48 of whom were full time employees.

Facilities.

   We operate out of leased office space located at 12265 W. Bayaud Avenue Lakewood, Colorado, where we occupy approximately 7,080 square feet under a lease expiring December 31, 2001. Monthly payments under the lease are $9,440.00 and will increase during the term of the lease.

Legal Proceedings

   There are no pending or asserted legal proceedings against us which we expect to have a material adverse effect on us or our business operations.

                              RECENT DEVELOPMENTS


Issuance of Preferred Stock for Certain Debt and Rights

   In December 1998, we agreed to issue Series A Preferred Stock to Sagaponack Partners and its affiliated Sagaponack International Partners in exchange for:


  . $7,000,000 face amount of debt, less original issue discount of $700,000.

  . accrued interest on the debt of $3,417,000, including interest payable as warrants, and

  . the cancellation of certain rights of Sagaponack.

Delisting of Common Stock from Nasdaq SmallCap Market

   On February 19, 1999 our common stock was delisted from the Nasdaq SmallCap Market. Since then, our common stock has been traded on the OTC Bulletin Board.

Resignations

   As described under "Management," during 1999 two persons have resigned as directors of USTMAN due to other time commitments, and two other persons (who are married to each other) have resigned as officers of USTMAN.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth the executive officers and directors of USTMAN and their ages and positions as of July 1, 1999.

   Name                Age                     Position
   ----                ---                     --------
   Dan R. Cook         49  Chief Executive Officer, President and Director
   Barry S. Rosenstein 40  Co-Chairman of the Board and Director
   Marc A. Weisman     46  Co-Chairman of the Board and Director

   DAN R. COOK has served as a Director of USTMAN since May 1997. Mr. Cook was appointed President of USTMAN in May 1997. Mr. Cook served as Chief Operating Officer of USTMAN Industries from 1992 until it was merged into USTMAN in May 1997, and additionally served as its President from January 1994 until its merger into USTMAN. Mr. Cook is also a certified public accountant. Mr. Cook has an employment agreement with USTMAN which expires May 20, 2001. Mr. Cook's base salary is $130,000 per year.

   BARRY S. ROSENSTEIN has served as a Director of USTMAN since May 1997. Mr. Rosenstein is a co-founder and Managing Partner of Sagaponack Partners, L.P. and Sagaponack International Partners, L.P. Prior thereto, Mr. Rosenstein founded and for four years headed Genesis Merchant Group Securities' Investment and Merchant Banking Group. Prior to his association with Genesis, Mr. Rosenstein formed and acted as managing partner of Reatta Partners, a transaction-specific investment partnership. Prior to Reatta, Mr. Rosenstein was a principal in charge of corporate takeovers with Plaza Securities Corporation. Mr. Rosenstein began his career as an investment banker primarily specializing in mergers and acquisitions with Merrill Lynch in New York. He received his M.B.A. from the University of Pennsylvania's Wharton School of Business and his B.S. from Lehigh University. Mr. Rosenstein is also a certified public accountant. Mr. Rosenstein also serves on the Board of Directors of Waterworks; Tuneup Masters, Inc.; TestAmerica, Inc.; and Marisa Christina, Inc.

   MARC A. WEISMAN has served as a Director of USTMAN since May 1997. Mr. Weisman is a co-founder and Managing Partner of Sagaponack Partners, L.P. and Sagaponack International Partners, L.P. From January 1996 to August 1996, Mr. Weisman served as Director in the Principal Transactions Group at CS First Boston where he ran the High Yield Real Estate Finance Division. From 1988 to 1996, Mr. Weisman was Chief Financial Officer and Executive Vice President of the Adco Group, a privately held real estate and financial services company. Mr. Weisman is currently a director of Product Resources, Inc.; Tuneup Masters, Inc.; TestAmerica, Inc.; and Superior Bank FSB.

   Donald Philips resigned as a director of USTMAN effective March 5, 1999 due to other commitments, and Ronald G. Crane resigned as a director of USTMAN effective April 8, 1999 due to other commitments. No person has been elected or nominated to replace Mr. Philips or Mr. Crane as of July 1, 1999.

   In January 1999, Erica Bengtson resigned from USTMAN, where she had served as Chief Operating Officer. In April 1999, her husband, David Booth, also resigned from USTMAN, where he had served as a Vice President.

Executive Compensation

   Summary Compensation Table. The following table sets forth information concerning compensation provided to each officer or employee whose total annual salary and bonus exceeded $100,000.00.

             Name and        Fiscal           All Other
        Principal Position    Year   Salary  Compensation
        ------------------   ------ -------- ------------
        Dan R. Cook(1)
         President and CEO    1999  $130,000
                              1998  $130,000
                              1997       --

--------

(1) Mr. Cook did not become an officer or employee of USTMAN until May 1997. Mr. Cook did not receive or exercise any options to purchase common stock during the fiscal years ended June 30, 1998 and June 30, 1999. Mr. Cook did not receive any long-term incentive award during the fiscal years ended June 30, 1998 and June 30, 1999. Mr. Cook received no other compensation during the fiscal years ended June 30, 1998 and June 30, 1999.

   Option Grants In Last Fiscal Year. There were no grants of options by USTMAN to the Named Executive Officers during the fiscal year ended June 30, 1999.

   Aggregate Options Exercised In Last Fiscal Year and Year-End Option
Value. There were no options exercised during the fiscal year ended June 30, 1999, and all options held by Named Executive Officers at June 30, 1999 had no value.

                          DESCRIPTION OF CAPITAL STOCK

General.

   The authorized capital stock of USTMAN currently consists of 40,000,000 shares of Common Stock; 1,000,000 shares of Preferred Stock; 15,000,000 shares of Class A Voting Common Stock; and 15,000,000 shares of Class B Non-Voting Common Stock. None of USTMAN's classes of capital stock have any par value.

Common Stock.

   Each holder of Common Stock is entitled to one vote per share on all matters submitted to a vote of shareholders, except in connection with the election of directors. As required by California law, holders of Common Stock have cumulative voting rights in the election of directors, permitting each holder to cast such number of votes in the aggregate as equals the number of shares of Common Stock held by the shareholder multiplied by the number of directors to be elected. The holder may cast the whole number of such votes for one nominee for director or may distribute votes among two or more nominees.

   Holders of Common Stock do not have preemptive, subscription, redemption or conversion rights. USTMAN has never declared a cash dividend on its Common Stock.

   Trading in our common stock is subject to certain rules under the Securities Exchange Act of 1934 which require additional disclosure to broker-dealers in connection with any trades involving a stock defined as a penny stock. These rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated with it. The rules also impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written consent to the transaction prior to the sale. The broker-dealer must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stocks. If the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. The information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed upon broker-dealers by these requirements could discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of the common stock and the ability of shareholders to sell the common stock in the open market.

Class A Voting Common Stock and Class B Non-Voting Common Stock.

   There are no shares outstanding of Class A Voting Common Stock or Class B Non-Voting Common Stock. Shares of Class A Voting Common Stock are entitled to the same voting rights as Common Stock, but would not participate in distributions or dividends. Shares of Class B Common Stock are not entitled to any voting rights but have the same distribution or dividend rights as Common Stock. One share of Class A Common Stock and one share of Class B Common Stock have, in the aggregate, the same voting rights and rights to distributions and dividends as one share of Common Stock.

Preferred Stock.

   USTMAN has issued 9,717 shares of Series A Preferred Stock to Sagaponack with a face amount of $9,717,000. However, the preferred stock has an aggregate allocation amount for the purposes of liquidation priority and dividends initially equal to $15,000,000. The preferred stock bears an annual 8% cumulative dividend if and when declared by our board of directors. The allocation amount of the preferred stock will increase by the amount of any dividends not declared for payment by us. The preferred stock has no mandatory redemption or voting rights and is not convertible into common stock.

   No other shares of Preferred Stock are outstanding at this time, and there are no current plans to issue any additional shares of Preferred Stock except as described below. The board of directors of USTMAN has the authority, without shareholder approval, to determine the rights, preferences and privileges of any class of Preferred Stock to be issued by USTMAN.

                             PRINCIPAL SHAREHOLDERS

   The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 1, 1999 by (i) each person who we know owns beneficially more than 5% of the common stock; (ii) each of our directors and our chief executive officer, and (iii) all of our directors and executive officers as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power over the shares shown as beneficially owned by them, subject to community property laws where applicable.

                                                     Number of
                                                       Shares      Percent of
                                                    Beneficially   Outstanding
Name                                                   Owned         Shares
----                                                ------------   -----------
Sagaponack Partners, L.P...........................  7,344,520        36.9%
170 Columbus Ave., 5th Floor
San Francisco, CA 94133

Dan R. Cook........................................    150,000(1)      0.8%
12265 W. Bayaud Ave., #110
Lakewood, CO 80228

Ronald G. Crane....................................  1,101,500(2)      5.6%
12265 W. Bayaud Ave, #110
Lakewood, CO 80228

Barry S. Rosenstein................................  7,344,520(3)     36.9%
170 Columbus Ave., 5th Floor.
San Francisco, CA 94133

Marc A. Weisman....................................  7,344,520(3)     36.9%
645 Fifth Ave., 8th Floor
New York, NY 10022

All current executive officers and directors as a
 group (5 persons).................................  9,401,214(4)     45.3%

--------

(1) Includes options granted by USTMAN to purchase up to 150,000 shares of common stock which are exercisable within 60 days.

(2) Includes options granted by USTMAN to purchase up to 700,000 shares of common stock which are exercisable within 60 days.

(3) Includes 7,344,520 shares of common stock owned by Sagaponack Partners, L.P. which are indirectly beneficially owned by Messrs. Rosenstein and Weisman as managing members of RSP Capital, L.L.C. which is the general partner of Sagaponack Partners, L.P. Does not include 2,625,432 warrants to purchase shares of common stock which are exercisable at the times and prices, and to the extent, that other options and warrants of USTMAN are exercised after May 22, 1997 in order to maintain Sagaponack Partners, L.P.'s percent ownership of the outstanding common stock of USTMAN.

(4) Includes options granted by the Company to purchase an aggregate of 880,000 shares of common stock which are exercisable within 60 days. In addition, see note (3) above.

             INDEMNIFICATION OF DIRECTORS, OFFICERS AND CONTROLLING
                   PERSONS AGAINST SECURITIES ACT LIABILITIES

   Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation of

USTMAN, as amended, and the Bylaws of USTMAN, USTMAN is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of USTMAN pursuant to the foregoing provisions, or otherwise, USTMAN has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by USTMAN of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the sale of the shares, USTMAN will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                 LEGAL MATTERS

   The validity of the securities offered by this prospectus has been passed upon for USTMAN by Case, Knowlson, Burnett & Wright LLP, Los Angeles, California

                                    EXPERTS

   The consolidated financial statements of USTMAN at June 30, 1998 and 1997, and for the year ended June 30, 1998 and the nine months ended June 30, 1997, appearing in this registration statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy, upon payment of a fee set by the SEC, any document that we file with the SEC at its public reference rooms in Washington, D.C. at 450 Fifth Street, N.W., 20549, New York, New York at Seven World Trade Center, 13th Floor, Suite 1300, 10048, and Chicago, Illinois at Citicorp Center, 500 West Madison Street, 14th Floor, Suite 1400, 60661. You may also call the SEC at 1-800-432-0330 for more information on the public reference rooms. Our filings are also available to the public on the internet, through the SEC's EDGAR database. You may access the EDGAR database at the SEC's web site at http://www.sec.gov.

   This prospectus is part of a registration statement on Form S-2SB we have filed with the SEC relating to our common stock registered under this Prospectus. As permitted by SEC rules, this Prospectus does not contain all of the information contained in the registration statement and accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, the exhibits and schedules for more information about us and our common stock. The registration statement, exhibits and schedules are also available at the SEC's public reference rooms or through its EDGAR database on the internet.

   You may obtain a copy of these filings at no cost by writing to us at USTMAN Technologies, Inc., 12265 W. Bayaud Avenue, Suite 110, Lakewood, Colorado 80228, Attention: Heather Murphy, or by telephoning us at 800-253-8054. In order to obtain timely delivery, you must request the information no later than five business days prior to the deadline for the rights offering.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
USTMAN Technologies, Inc. Consolidated Financial Statements

  Report of Independent Auditors..........................................  F-2

  Consolidated Balance Sheets as of June 30, 1998 and 1997, and March 31,
   1999 (unaudited).......................................................  F-3

  Consolidated Statements of Operations for the Year Ended June 30, 1998,
   the nine months ended 1997, the nine months ended March 31, 1999
   (unaudited) and the nine months ended March 31, 1998 (unaudited).......  F-4

  Consolidated Statements of Shareholders' Equity (Deficit) for the Year
   Ended June 30, 1998, the nine months ended 1997, and the nine months ended March 31, 1999 (unaudited).......................................  F-5

  Consolidated Statements of Cash Flows for the for the Year Ended June
   30, 1998, the nine months ended 1997, the nine months ended March 31, 1999 (unaudited) and the nine months ended March 31, 1998 (unaudited).. F-6

  Notes to Consolidated Financial Statements..............................  F-7

USTMAN Technologies, Inc. Pro Forma Consolidated Financial Statement

  Pro Forma Condensed Consolidated Statements of Operations (unaudited)
   for the Year Ended June 30, 1998....................................... F-24

  Notes to Pro Forma Condensed Consolidated Statement of Operations
   (unaudited)............................................................ F-25

USTMAN Industries, Inc. Financial Statements

  Report of Independent Auditors.......................................... F-26

  Balance Sheets as of December 31, 1996 and 1995......................... F-27

  Statements of Earnings for the Years Ended December 31, 1996 and 1995... F-28

  Statements of Stockholders' Equity for the Years Ended December 31, 1996
   and 1995............................................................... F-29

  Statements of Cash Flows for the Years Ended December 31, 1996 and
   1995................................................................... F-30

  Notes to Financial Statements........................................... F-31

Advanced Tank Certification, Inc. Financial Statements

  Report of Independent Auditors.......................................... F-36

  Balance Sheets as of September 30, 1997 and 1996........................ F-37

  Statements of Operations for the Years Ended September 30, 1997 and
   1996................................................................... F-38

  Statements of Stockholders' Equity for the Years Ended September 30,
   1997, 1996 and 1995.................................................... F-39

  Statements of Cash Flows for the Years Ended September 30, 1997 and
   1996................................................................... F-40

  Notes to Financial Statements........................................... F-41

                         Report of Independent Auditors

Board of Directors and Shareholders
USTMAN Technologies, Inc.

   We have audited the accompanying consolidated balance sheets of USTMAN Technologies, Inc. as of June 30, 1998 and 1997, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the year ended June 30, 1998 and the nine months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of USTMAN Technologies, Inc. at June 30, 1998 and 1997, and the consolidated results of its operations and its cash flows for the year ended June 30, 1998 and the nine months ended June 30, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP
Denver, Colorado
October 9, 1998

                           USTMAN Technologies, Inc.

                           Consolidated Balance Sheet

                                                June 30             March 31,
                                            1998         1997          1999
                                        ------------  -----------  ------------
                                                                    (unaudited)
Assets
Current Assets:
  Cash................................  $    366,000  $   799,000  $    195,000
  Accounts receivable (less allowance
   for doubtful accounts of $89,000 in
   1997, $195,000 in 1998 and $167,000
   at March 31, 1999).................       826,000      662,000     1,280,000
  Inventory...........................       112,000      188,000       121,000
  Prepaid expenses and other current
   assets.............................        70,000      230,000       190,000
                                        ------------  -----------  ------------
Total current assets..................     1,374,000    1,879,000     1,786,000
Furniture and equipment:
  Machinery and equipment.............        76,000      686,000        77,000
  Computers and equipment.............       783,000      749,000       914,000
  Furniture and fixtures..............        88,000      219,000        92,000
  Automobiles and trucks..............           --       100,000           --
  Leasehold improvements..............         4,000        5,000         4,000
                                        ------------  -----------  ------------
                                             951,000    1,759,000     1,087,000
  Accumulated depreciation............       407,000    1,004,000       590,000
                                        ------------  -----------  ------------
                                             544,000      755,000       497,000
Intangible assets (less accumulated
 amortization of $377,000 in 1997,
 $1,351,000 in 1998 and $1,679,000 at
 March 31, 1999)......................     9,699,000    8,546,000     7,667,000
                                        ------------  -----------  ------------
Total assets..........................  $ 11,617,000  $11,180,000  $  9,950,000
                                        ============  ===========  ============
Liabilities and shareholders' equity
 (deficit)
Current liabilities:
  Accounts payable....................  $    327,000  $   264,000  $    205,000
  Accrued expenses:
    Salaries and wages................        58,000      224,000       104,000
    Other.............................       620,000      280,000       747,000
  Deferred revenue....................       130,000      147,000       221,000
  Current portion of long-term debt...       875,000    1,083,000     1,250,000
                                        ------------  -----------  ------------
Total current liabilities.............     2,010,000    1,998,000     2,527,000
Long-term debt, less current portion..     9,784,000    6,423,000     2,000,000
Deferred employee benefits............       435,000      434,000       433,000
Shareholders' equity (deficit)
  Preferred stock, no par value:
   Authorized shares-- 1,000,000,
   Issued and outstanding-- none in
   1997 and 1998, and 9,717 at March
   31, 1999. Liquidation preference
   before payment to holders of common
   stock of $15,900,000...............           --           --      9,717,000
  Common stock, no par value:
    Authorized shares-- 40,000,000
    Issued and outstanding shares--
     18,344,633 in 1997, 19,855,243 in
     1998 and 19,879,243 at March 31,
     1999.............................    12,810,000   10,373,000    12,826,000
  Class A common stock, no par value:
    Authorized shares--15,000,000,
    Issued and outstanding--none......           --           --            --
  Class B common stock, no par value:
    Authorized shares--15,000,000,
    Issued and outstanding, none......           --           --            --
    Additional paid-in capital........     2,517,000    1,947,000       875,000
    Accumulated deficit...............   (15,939,000)  (9,995,000)  (18,428,000)
                                        ------------  -----------  ------------
Total shareholders' equity (deficit)..      (612,000)   2,325,000     4,990,000
                                        ------------  -----------  ------------
Total liabilities and shareholders'
 equity (deficit).....................  $ 11,617,000  $11,180,000  $  9,950,000
                                        ============  ===========  ============

See accompanying notes.

                           USTMAN Technologies, Inc.

                     Consolidated Statements of Operations

                                      Nine months
                         Year ended      ended
                           June 30      June 30    Nine months ended March 31,
                            1998         1997          1999           1998
                         -----------  -----------  -------------- -------------
                                                    (unaudited)    (unaudited)
Net sales............... $ 5,988,000  $ 2,325,000  $   4,811,000  $   4,302,000
Cost of sales...........   2,464,000      836,000      1,722,000      1,478,000
                         -----------  -----------  -------------  -------------
Gross profit............   3,524,000    1,489,000      3,089,000      2,824,000

Selling, general and
 administrative.........   6,247,000    2,912,000      2,850,000      3,529,000
Write-off investment in
 Toxguard Systems,
 Inc....................         --       384,000            --             --
                         -----------  -----------  -------------  -------------
                          (2,723,000)  (1,807,000)       239,000       (705,000)

Other income (expense):
  Interest expense......  (3,240,000)    (172,000)    (1,518,000)    (1,135,000)
  Write-off deferred
   debt cost............         --           --      (1,211,000)           --
  Interest income.......      19,000        4,000          1,000         17,000
                         -----------  -----------  -------------  -------------
                          (3,221,000)    (168,000)    (2,728,000)    (1,118,000)
                         -----------  -----------  -------------  -------------
Net loss before
 provision for income
 taxes..................  (5,944,000)  (1,975,000)    (2,489,000)    (1,823,000)
Provision for income
 taxes..................         --        (4,000)           --             --
                         -----------  -----------  -------------  -------------
Net loss................ $(5,944,000) $(1,979,000) $  (2,489,000) $  (1,823,000)
                         ===========  ===========  =============  =============
Basic and diluted net
 loss per share......... $      (.31) $      (.17) $        (.13) $        (.09)
                         ===========  ===========  =============  =============



See accompanying notes.

                           USTMAN Technologies, Inc.

            Consolidated Statement of Shareholders' Equity (Deficit)

                           Preferred Stock       Common Stock       Additional
                           ---------------- ----------------------   Paid-in    Accumulated
                           Share   Amount     Shares     Amount      Capital      Deficit        Total
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Shareholders' Equity
Balance at September 30,
 1996....................    --  $      --  10,487,401 $ 9,100,000 $    653,000 $ (8,016,000) $ 1,737,000
 Common stock issued in
  exchange for shares of
  EnvirAlert, Inc........    --         --       4,379      12,000          --           --        12,000
 Common stock and options
  issued in connection
  with the private
  placement to the
  Investors..............    --         --   7,337,853     713,000    1,294,000          --     2,007,000
 Common stock issued in
  connection with private
  placements.............    --         --     465,000     455,000          --           --       455,000
 Common stock issued for
  settlement of lawsuit..    --         --      50,000      93,000          --           --        93,000
 Net loss................    --         --         --          --           --    (1,979,000)  (1,979,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at June 30,
 1997....................    --         --  18,344,633  10,373,000    1,947,000   (9,995,000)   2,325,000
 Common stock issued for
  settlement of
  employment agreement...    --         --      16,667      27,000          --           --        27,000
 Common stock and options
  issued in connection
  with Advanced Tank
  Certification, Inc.
  acquisition............    --         --     775,194   1,116,000          --           --     1,116,000
 Options exercised for
  common stock...........    --         --     718,749   1,294,000  (1,294,000)          --           --
 Options modified to
  extend exercise date
  and increase exercise
  price..................    --         --         --          --       222,000          --       222,000
 Warrants to be issued
  under the terms of the
  Senior Subordinated
  Note agreement.........    --         --         --          --     1,642,000          --     1,642,000
 Net loss................    --         --         --          --           --    (5,944,000)  (5,944,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at June 30,
 1998....................    --         --  19,855,243  12,810,000    2,517,000  (15,939,000)    (612,000)
 Common stock issued for
  settlement of lawsuit
  (unaudited)............    --         --      24,000      16,000          --           --        16,000
 Warrants to be issued
  under the terms of the
  Senior Subordinated
  Note agreement
  (unaudited)............    --         --         --          --       598,000          --       598,000
 Conversion of Senior
  Subordinated Notes to
  preferred stock
  (unaudited)............  9,717  9,717,000        --          --   (2,240,000)          --     7,477,000
 Net loss (unaudited)....               --         --          --           --    (2,489,000)  (2,489,000)
                           ----- ---------- ---------- ----------- ------------ ------------  -----------
Balance at March 31, 1999
 (unaudited).............  9,717 $9,717,000 19,879,243 $12,826,000 $    875,000 $(18,428,000) $ 4,990,000
                           ===== ========== ========== =========== ============ ============  ===========

See accompanying notes.

                           USTMAN Technologies, Inc.

                      Consolidated Statement of Cash Flows

                                       Nine months
                          Year ended      ended
                            June 30      June 30    Nine months ended March 31,
                             1998         1997          1999           1998
                          -----------  -----------  -------------  -------------
                                                     (unaudited)    (unaudited)
Operating Activities
Net loss................  $(5,944,000) $(1,979,000) $  (2,489,000) $  (1,823,000)
Adjustments to reconcile
 net loss to net cash
 (used in) provided by
 operating activities:
  Depreciation..........      285,000      166,000        183,000        172,000
  Amortization of
   intangible assets....      864,000      193,000        758,000        708,000
  Amortization included
   in interest expense..      555,000       29,000        253,000        421,000
  Warrants to be issued
   under Senior
   Subordinated Note
   agreement............    1,642,000          --         598,000            --
  Gain on sale of
   property held for
   sale.................          --      (363,000)           --             --
  Write-off of
   investment in
   Toxguard Systems,
   Inc..................          --       293,000            --             --
  Write off of
   intangible assets,
   net..................      656,000          --       1,211,000            --
  Issuance of common
   stock and stock
   options..............      249,000          --             --         249,000
  Interest converted to
   long-term debt.......      741,000       76,000        360,000        618,000
  Issuance of common
   stock to settle
   lawsuit..............          --        93,000         16,000            --
  Gain on sale of
   Toxguard Fluid
   Technologies, Inc....      (28,000)         --             --         (28,000)
  Loss on sale of
   equipment............      260,000        6,000            --             --
  Net changes in
   operating assets and
   liabilities..........      526,000      238,000       (526,000)      (658,000)
                          -----------  -----------  -------------  -------------
Net cash (used in)
 provided by operating
 activities.............     (194,000)  (1,248,000)       364,000       (285,000)
Investing Activities
Purchase of furniture
 and equipment..........     (286,000)     (27,000)      (136,000)      (164,000)
Proceeds from the sale
 of equipment...........      101,000          --             --             --
Proceeds from sale of
 property held for
 sale...................          --       315,000            --             --
Acquisition of USTMAN
 Industries, Inc., net
 of cash acquired.......          --    (5,247,000)           --             --
Acquisition of Advanced
 Tank Certification,
 Inc., net of cash
 acquired...............   (2,311,000)         --             --      (2,190,000)
Sale of Toxguard Fluid
 Technologies, Inc., net
 of cash sold...........      123,000          --             --             --
                          -----------  -----------  -------------  -------------
Net cash used in
 investing activities...   (2,373,000)  (4,959,000)      (136,000)    (2,354,000)
Financing Activities
Increase in deferred
 debt issuance cost.....          --           --         (24,000)           --
Proceeds from the
 issuance of common
 stock..................          --       455,000            --             --
Proceeds from the
 issuance of long-term
 debt, net..............    3,683,000    6,724,000            --       3,692,000
Principal payments on
 long term debt.........   (1,549,000)    (413,000)      (375,000)    (1,334,000)
                          -----------  -----------  -------------  -------------
Net cash provided by
 financing activities...    2,134,000    6,766,000       (399,000)     2,358,000
                          -----------  -----------  -------------  -------------
(Decrease) Increase in
 cash and cash
 equivalents............     (433,000)     559,000       (171,000)      (281,000)
Cash and cash
 equivalents and
 beginning of period....      799,000      240,000        366,000        799,000
                          -----------  -----------  -------------  -------------
Cash and cash
 equivalents and end of
 period.................  $   366,000  $   799,000  $     195,000  $     518,000
                          ===========  ===========  =============  =============

                           USTMAN Technologies, Inc.

              Notes to Condensed Consolidated Financial Statement

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

1. Organization

   USTMAN Technologies, Inc. and subsidiaries (the "Company"), formerly Watson General Corporation ("Watson General"), provides environmental services to owners and operators of underground storage tanks in the United States and abroad. These products and services include statistical inventory reconciliation and other monitoring methods accepted by various regulatory authorities.

   The Company's consolidated operations for the year ended June 30, 1998, the nine months ended June 30, 1997, and the nine month periods ended March 31, 1999 and 1998 were concentrated in a single business segment--the environmental services industry. There were no customers greater than 10% of sales for the year ended June 30, 1998, the nine months ended June 30, 1997, or the nine month periods ended March 31, 1999 or March 31, 1998. Sales to customers outside the United States were immaterial during 1998 and 1997 but are anticipated by management to increase in the upcoming year.

   In fiscal 1997, the Company was a holding company which provided a variety of environmental services to owners of underground storage tanks through its subsidiaries, USTMAN Industries, Inc. ("USTMAN Industries"), Watson Systems, Inc. ("Watson Systems"), Toxguard Fluid Technologies, Inc. ("TFT"), EnvirAlert, Inc. ("EnvirAlert") and Toxguard Systems, Inc. ("Toxguard Systems"). The Company's services included leak detection, removal and installation of underground storage tanks and antifreeze recycling. The Company owned 87% of the outstanding preferred stock and 96% of the outstanding common stock of Toxguard Systems. The remaining subsidiaries were wholly owned by the Company.

   On August 27, 1997, Toxguard Systems voluntarily filed under Chapter 7 of the Bankruptcy Code. As of June 30, 1997, the Company wrote off its net investment and net goodwill in Toxguard Systems of $293,000 and $91,000, respectively, as a result of the bankruptcy filing (see Note 6).

   During 1998, the Company consolidated the operations of USTMAN Industries, Envir-Alert, and Watson Systems and sold TFT. The Company no longer provides underground storage tank removal and installation and antifreeze recycling and has focused its efforts primarily on providing statistical inventory reconciliation procedures and underground storage tank monitoring services to its customers. During December 1997, the Company acquired 100% of the common stock of Advanced Tank Certification, Inc. ("ATC"), which operated in a similar line of business (see Note 3).

2. Summary of Significant Accounting Policies

Basis of Presentation

   Effective July 1, 1997, the Company changed its fiscal year to a period beginning July 1 and ending June 30. Accordingly, the accompanying consolidated financial statements present the transition period from the prior fiscal year end of September 30, 1996 to June 30, 1997.

   The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company incurred net losses of $5,944,000, $1,979,000, $2,489,000, and $1,823,000 for the year ended June 30,
1998, the nine months ended June 30, 1997, the nine months ended March 31, 1999 and 1998, respectively. Additionally, the Company's operations have resulted in negative cash flows of $194,000 and $1,248,000 for the year ended June 30, 1998 and the nine months ended June 30, 1997, respectively, and positive cash flows of $364,000 for the nine months ended March 31, 1999, and negative cash flow of $313,000 for the nine months ended March 31, 1998. Management believes the Company will generate sufficient cash flows to enable it to fund operations and satisfy all capital requirements through June 30, 1999.

                           USTMAN Technologies, Inc.

 (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Interim Financial Information

   The consolidated financial information as of March 31, 1999 and for the six months ended March 31, 1998 and 1999 is unaudited, but includes all adjustments (consisting only of normal recurring adjustments) which, in the opinion of management, are necessary to present fairly the financial position at March 31, 1999 and the results of operations and cash flows for the periods ended March 31, 1998 and 1999. Interim results are not necessarily indicative of the results which may be expected for any other interim period or for a full year.

Revenue Recognition

   The Company primarily generates income through the testing of underground storage tanks and related software services. Sales are recognized when services are performed. Prepaid contracts are recorded as deferred revenue and recognized ratably over the related service period. Revenues from up-front fees for software are recognized when the software is provided to the customer. Revenues from license agreements are recognized ratably over the term of the agreement as service is provided.

Principles of Consolidation

   The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

   Certain amounts for the prior period have been reclassified to conform to the current year presentation.

Furniture and Equipment

   Furniture and equipment are carried at cost and are depreciated on the straight-line method over their estimated useful lives of five years.

Inventory

   Inventory consists of tank gauge equipment and is accounted for using the weighted-average method.

Asset Impairment

   The Company recognizes impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. In such circumstances, those assets are written down to estimated fair value. Long-lived assets include furniture and equipment, identifiable intangible assets and goodwill. The Company evaluates goodwill and other intangible assets when the Company evaluates other long-term assets for recoverability. The Company recognizes impairment losses on intangible assets when undiscounted cash flows estimated to be generated from the intangible assets are less than the amount of unamortized asset. In such circumstances, the intangible asset is written down to the benefit the Company expects receive from the intangible asset.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Goodwill and Intangible Assets

   Goodwill and intangible assets consist of the following:

                                                  June 30            March 31
                                              1998         1997        1999
                                           -----------  ----------  -----------
                                                                    (unaudited)
   Goodwill............................... $ 5,946,000  $2,999,000  $ 5,946,000
   Technology.............................   3,300,000   4,200,000    3,300,000
   Deferred debt issuance costs...........   1,803,000   1,722,000       99,000
   Copyrights and organization costs......       1,000       2,000        1,000
                                           -----------  ----------  -----------
                                            11,050,000   8,923,000    9,346,000
   Less accumulated amortization..........  (1,351,000)   (377,000)  (1,679,000)
                                           -----------  ----------  -----------
                                           $ 9,699,000  $8,546,000  $ 7,667,000
                                           ===========  ==========  ===========

   Goodwill related to the USTMAN Industries and Watson Systems, Inc. acquisitions is amortized over 15 years and goodwill relating to the ATC acquisition is amortized over 10 years. Other goodwill (net carrying value of $87,000 at June 30, 1998) is amortized over 20 years. Acquired technology is amortized over eight years, and capitalized copyrights and organization costs are amortized on a straight-line basis over five years. The useful lives of goodwill and technology were determined by estimating the number of years over which the annual undiscounted cash flows attributable to the intangible asset would be required to recover the cost of the assets. During 1998, the Company discontinued the use of certain proprietary software due to the development of a more advantageous product and wrote off the remaining unamortized balance of $656,000.

   In connection with the private placement of its Senior Subordinated Notes of $7,000,000 and 7,304,520 shares of its common stock (see Notes 5 and 7), the Company incurred costs of $2,010,000. The Company allocated the costs of $1,722,000 and $288,000 to intangible assets and common stock, respectively. This allocation was based on the ratio of original issue discount to debt. The Company and Sagaponack employed a third party to determine the fair value of the stock issued in connection with the private placement. The deferred debt issuance costs included in intangible assets were being amortized over the term of the Senior Subordinated Notes using the straight-line method which approximated the interest method. Effective December 1, 1998 all of the Senior Subordinated Notes were converted to Preferred stock (see Note 7). As a result, the unamortized balance of deferred debt issuance costs was written off resulting in expense of $1,211,000.

   Amortization expense including the write off of the deferred debt cost amounted to $1,419,000, $222,000, $1,381,000 and $271,000 for the year ended
June 30, 1998, the nine months ended June 30, 1997, and the nine months ended March 31, 1999 and 1998, respectively.

Software Development Costs

   In accordance with Statement of Financial Accounting Standards No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, the Company capitalizes certain costs to develop computer software to be licensed or otherwise marketed to customers. Capitalization of software development costs begins upon the establishment of technical feasibility of the product and ceases when the product is available for general release to customers. Technological feasibility is established at the completion of detailed program design and testing. Because the Company's current products have a short period of time between technological feasibility and when the product is available for general release, amounts capitalized and amortized for computer software are not material as of and for the periods ended March 31, 1999 and 1998, June 30, 1998 and 1997.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Fair Value of Financial Instruments

   The fair values of the Company's cash and cash equivalents, accounts receivable and accounts payable approximated their carrying amounts due to the relatively short maturity of these items. The fair values of the Company's long-term debt approximated its carrying amount at March 31, 1999 and June 30, 1998, based on rates currently available to the Company for debt with similar terms and remaining maturities.

Research and Development

   Research and development costs are expensed as incurred. Research and development expense was approximately $38,000, $39,000, $40,000 and $30,000 for the year ended June 30, 1998, the nine months ended June 30, 1997 and the nine months ended March 31, 1999 and 1998, respectively.

Advertising Costs

   Advertising costs are expensed as incurred and include trade shows, direct mailings, and trade publications. Advertising expense was $300,000, $83,000, $127,000 and $198,000 for the year ended June 30, 1998, the nine months ended June 30, 1997, and the six months ended March 31, 1999 and 1998, respectively.

Stock-Based Compensation

   Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, is effective for the Company's 1998 fiscal year. As permitted by the standard, the Company has chosen to continue to account for stock-based compensation to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the options' exercise price. Compensation cost for performance shares issued to nonemployees is recorded over the vesting period from the date the underlying stock options are exercised based on the fair market value of the Company's stock on the option exercise date.

Per Share Information

   Effective June 30, 1998, the Company adopted FASB Statement No. 128, Earnings Per Share, which replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the shares issuable upon the exercise of stock options under the treasury stock method. Net loss per share amounts for both periods have been presented, and where appropriate, restated to conform to the SFAS No. 128 requirements. Per share information is based on the weighted average number of common shares outstanding. Weighted average shares for computing loss per share were 19,117,186, 11,727,000, 19,869,443 and 18,746,651 for the year ended June 30,
1998, the nine months ended June 30, 1997, and the nine months ended March 31, 1999 and 1998, respectively. Due to the Company's loss position, diluted net loss per share is the same as basic earnings per share as the result would be antidilutive.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

   Deferred income taxes are provided based on the estimated future tax effects of differences between financial statement carrying amounts and the tax bases of existing assets and liabilities using statutory tax rates expected to be in effect in the period in which the deferred tax item is expected to be settled. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax asset may not be realized.

Statement of Cash Flows

   The Company considers highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents.

   Changes in operating assets and liabilities as shown in the consolidated statements of cash flows, net of acquired assets and liabilities, are as follows:

                            Year ended Nine months
                             June 30      ended     Nine months ended March 31,
                               1998    June 30 1997      1999            1998
                            ---------- ------------ --------------   -------------
                                                     (unaudited)      (unaudited)
   Accounts receivable,
    net....................  $(93,000)  $ 315,000   $     (454,000)  $    (394,000)
   Inventory...............    76,000    (188,000)          (9,000)         23,000
   Prepaid expenses and
    other current assets...   169,000     112,000         (120,000)        182,000
   Accounts payable........    93,000     (26,000)          86,000          (4,000)
   Accrued expenses........   298,000     123,000         (120,000)       (318,000)
   Deferred revenue........   (17,000)     15,000           91,000        (147,000)
   Note payable............       --     (105,000)             --              --
   Other long-term
    liabilities............       --       (8,000)             --              --
                             --------   ---------   --------------   -------------
                             $526,000   $ 238,000   $     (526,000)  $    (658,000)
                             ========   =========   ==============   =============

   The Company paid no federal or state income taxes for the year ended June 30, 1998 and paid $5,000 for the nine months ended June 30, 1997. The Company paid interest of $247,713 and $90,000 for the year ended June 30, 1998 and the nine months ended June 30, 1997, respectively.

   In connection with the acquisition of ATC and USTMAN Industries in December 1997 and May 1997, respectively (see Note 3), the Company funded the acquisition as follows:

                                                          ATC        USTMAN
                                                      -----------  ----------
   Fair value of assets acquired..................... $ 3,539,000  $6,126,000
   Less:
     Cash acquired...................................    (112,000)     (3,000)
     Purchase price adjustment liability (see Note
      3).............................................         --     (376,000)
     Notes payable issued............................         --     (500,000)
     Common stock issued.............................  (1,116,000)        --
                                                      -----------  ----------
     Cash paid....................................... $ 2,311,000  $5,247,000
                                                      ===========  ==========

   Noncash investing and financing activities during fiscal 1998 consist of the reduction of the purchase price adjustment liability and related goodwill of $76,000 in connection with the USTMAN acquisition (see Note 3).

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

2. Summary of Significant Accounting Policies (continued)

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Issues requiring significant assumptions include estimates of future cash flows used in the evaluation of the recoverability of goodwill, and estimates made in establishing the allowance for doubtful accounts and obsolete inventory.

3. Acquisitions

   Pursuant to the Primary Stock Purchase Agreement and Contingent Stock Purchase Agreement, on December 17, 1997, the Company acquired all of the outstanding capital stock of ATC, a Tennessee corporation, for an aggregate of approximately $3.4 million in cash and 775,194 shares of stock. The total purchase price was determined using the average stock price of $1.44 calculated using the period ten days prior and subsequent to the acquisition. In connection with the acquisition, the Company secured a term loan of $3.75 million from BankBoston, N.A. (see Note 7).

   ATC provided services to owners and operators of underground storage tanks including statistical inventory reconciliation, tightness testing and cathodic protection. ATC operations have been consolidated at the Company's Lakewood, Colorado headquarters in order to eliminate duplication and increase efficiencies.

   The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on their estimated fair value at the date of acquisition. ATC's purchase price in excess of the net assets of the purchased company was assigned to goodwill. The Company allocated $3,058,000 to goodwill. The Company is amortizing the goodwill on a straight-line basis over ten years.

   On May 22, 1997, the Company acquired all of the outstanding capital stock of USTMAN Industries, a subsidiary of NDE Environmental Corporation ("NDE"), pursuant to a Stock Purchase Agreement between the Company and NDE (the "USTMAN Acquisition"). The purchase price was $5.25 million in cash and a $500,000 promissory note. As of June 30, 1998, the promissory note had been paid in full.

   Immediately prior to the closing, all cash and cash equivalents of USTMAN Industries at the close of business on May 21, 1997 were transferred to NDE. In addition, the Stock Purchase Agreement provided for an adjustment to the purchase price within 60 days after the closing to reflect the difference, if any, between the working capital balance of USTMAN Industries at the closing (after taking into account the transfer of cash and cash equivalents to NDE on May 21) and $424,271 (representing the working capital balance of USTMAN Industries as of December 31, 1996.) In fiscal year 1997, the Company accrued an estimated purchase price adjustment of $376,000. During the 1998 fiscal year, the Company and NDE agreed to reduce the adjustment to $300,000 and as a result the Company reduced the goodwill recorded on the USTMAN acquisition by $76,000.

   The acquisition has been accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to the assets acquired and liabilities assumed based on the estimated fair value at the date of acquisition. The Company's purchase price in excess of the net assets of USTMAN Industries was assigned to goodwill and software based upon the estimated future cash flows of its operations. The Company allocated $1,622,000 to goodwill and $3,300,000 to software. The Company is amortizing the goodwill and software assets on a straight-line basis over 15 and 8 years, respectively.

   The Company obtained $7,000,000 of financing for the USTMAN acquisition and for working capital from Sagaponack Partners, L.P. ("Sagaponack"), a private investment firm based in San Francisco and New

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

3. Acquisitions (continued)

York, and its foreign affiliate, Sagaponack International Partners, L.P. (collectively, the "Investors"), pursuant to a Securities Purchase Agreement dated May 22, 1997. As of June 30, 1998, two partners of the Investors serve as directors of the Company.

   During fiscal year 1998, USTMAN Industries, Watson Systems and Watson General were merged resulting in the remaining entity, USTMAN Technologies, Inc. In connection with the merger and the ATC acquisition, the Company recorded a charge to general and administrative expenses of $736,000 for direct and other transition costs consisting primarily of fees for relocating offices, severance of terminated employees, exit costs, attorneys' fees, and accounting fees.

   USTMAN Industries and ATC's results of operations have been included in the consolidated results of operations since May 23, 1997 and December 18, 1997, respectively. Pro forma unaudited consolidated operating results of the Company, USTMAN Industries and ATC for the year ended June 30, 1998 and the nine months ended June 30, 1997 assuming the acquisitions had been as of the beginning of each period are as follows:

                                                  Year ended   Nine months ended
                                                 June 30, 1998   June 30, 1997
                                                 ------------- -----------------
                                                  (unaudited)     (unaudited)
   Net sales....................................  $ 6,802,000     $ 6,592,000
   Net loss.....................................   (6,166,000)     (3,293,657)
   Net loss per share...........................         (.32)           (.17)

4. Sale of Property Held for Sale

   In December 1994, the Company purchased a secured adjustable rate loan dated March 29, 1989 with a face value of $1,400,000 from a major bank. The loan was secured with a Commercial Deed of Trust, Assignment of Rents, and Security Agreement for a 12,215 square foot strip shopping mall located in El Cajon, California. The bank sold the loan to the Company for $300,000. Professional environmental assessments of the property securing the loan, made on behalf of the bank, revealed there was hydrocarbon contamination present.

   In March 1995, the Company completed foreclosure proceedings and took possession of the property and a Receiver's account totaling $147,000.

   The Company completed its own environmental assessment of the property which indicated that the level of hydrocarbon contamination was significantly less than previously detected. On January 4, 1996, the Company's management received a "no further action letter" from the San Diego Department of Environmental Health which cleared the title to the property from any restrictions on transferability.

   On October 1, 1996, the Company formed a wholly owned limited liability company (LLC), Watson Value Assets LLC ("WVA") into which the property and building for sale, with a net book value of $337,000, was transferred for liability purposes.

   In December 1996, WVA sold the property for $700,000. The Company recorded a gain on the sale of the property of $363,000 for the nine months ended June 30, 1997.

5. Sale of Toxguard Fluid Technologies, Inc.

   On January 20, 1998, the Company sold all of the outstanding capital stock of TFT for $92,000 in cash. At the date of sale, the Company's investment in TFT was valued at a negative $336,000. Additionally, the

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

6. Toxguard Systems Bankruptcy (continued)

Company wrote off approximately $400,000 in advances to TFT. The sale resulted in a net gain of approximately $28,000.

   As a result of Toxguard Systems filing under Chapter 7 of the Bankruptcy Code (see Note 1) in August 1997, the Company has written off its net investment in Toxguard Systems at June 30, 1997. Toxguard Systems owed $356,000 to its creditors at the time of filing for bankruptcy. The bankruptcy proceedings for Toxguard Systems have not yet been approved and settled by the U.S. Bankruptcy Court and accordingly, there is uncertainty as to the ultimate resolution of creditors' claims. In management's opinion, the amounts owed to Toxguard's creditors will be discharged in bankruptcy and the ultimate resolution of the bankruptcy proceedings will not have a material effect on the consolidated financial statements of the Company and its subsidiaries.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

7. Notes Payable and Long-Term Debt

   Long-term debt consists of the following (March 31, 1999 balance reflects agreement as amended):

                                                    June 30          March 31,
                                                1998        1997       1999
                                             ----------- ---------- -----------
                                                                    (unaudited)
Senior Subordinated Notes Payable to the
 Investors, net of original issue discount
 of $783,000 and $907,000, respectively....  $ 7,034,000 $6,093,000 $      --
BankBoston Term Loan, principal due in
 quarterly installments through December
 31, 2000, interest payable quarterly at
 the BankBoston Base Rate plus 2.5%. (11%
 and 10.75% at June 30, 1998 and March 31,
 1999, respectively).......................    3,625,000        --   3,250,000
Note payable to NDE, all principal due on
 June 1, 1998, interest payable quarterly
 at 8.5%, guaranteed by USTMAN, Watson
 Systems, Inc. and EnvirAlert, Inc.,
 maturing June 1998........................          --     500,000        --
Purchase price adjustment payable to NDE,
 due upon settlement of disputed purchase
 price.....................................          --     376,000        --
Note payable to a lending institution in
 monthly installments of $3,143 including
 interest at 9.12%, maturing January 1999..          --      55,000        --
Service fleet vehicle loans and other
 amounts owed, due in monthly installments
 through 1999 at rates ranging from 8.75%
 to 15.9%, collateralized by the related
 asset.....................................          --      32,000        --
Note payable to bank in monthly
 installments of $10,750 including interest
 at 1.5% over the corporate base rate
 adjusted quarterly, with any remaining
 unpaid principal due November 2000,
 collateralized by a security interest in
 accounts receivable and certain property
 and equipment of the Company..............          --     381,000        --
Guarantor of note payable to bank in
 monthly installments of $3,259 including
 interest at 10.5%, with any remaining
 principal due November 1997...............          --      28,000        --
Unsecured notes payable to former employees
 and officers of an acquired subsidiary.
 The notes are non-interest bearing with
 various maturities through January 30,
 1998......................................          --      35,000        --
Unsecured note payable to a former officer
 and shareholder in monthly installments of
 $226, including interest at 6.5%, maturing
 December 2000.............................          --       6,000        --
                                             ----------- ---------- ----------
                                              10,659,000  7,506,000  3,250,000
Less current portion.......................      875,000  1,083,000  1,250,000
                                             ----------- ---------- ----------
Long-term portion..........................  $ 9,784,000 $6,423,000 $2,000,000
                                             =========== ========== ==========

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

7. Notes Payable and Long-Term Debt (continued)

   On December 17, 1997, the Company secured term and acquisition financing from BankBoston, N.A. Pursuant to the agreement, the Company obtained $3.75 million in the form of a term loan bearing interest at the BankBoston Base Rate plus 2% (11% at June 30, 1998 and 10.75% at March 31, 1999). Under the original terms of the agreement, repayment of the loan began March 31, 1998 and continues in quarterly installments, including accrued interest, until December 31, 2000 when the remaining principal is due. In March 1999, the Company and BankBoston agreed to amend the terms of the agreement. As part of the amendment, the Company will pay $750,000 in principal before June 30, 1999. The Company will then be required to make quarterly payments of $125,000 in June, September and December 1999 and March 2000. The quarterly payments then increase to $250,000, and the balance of the loan will be due on December 31, 2001. The agreement also requires the Company to pay additional interest totaling the greater of $150,000 or 5% of the average consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") during fiscal 1998, 1999 and 2000. This amount is payable in September 2000 and is being accrued over the life of the note using the effective interest method. The debt is secured by the assets of the Company. The Company used this financing to facilitate the ATC acquisition, to pay existing debt, and for working capital purposes. The agreement with BankBoston provides that additional financing of up to $2.25 million can be made available to the Company for approved future acquisitions. As of June 30, 1998 and March 31, 1999, the Company had not used any of this additional acquisition financing.

   The BankBoston agreement contains financial and restrictive covenants. These covenants include minimum levels of EBITDA and consolidated net worth, maximum levels of capital expenditures and ratios of funded debt to EBITDA, EBITDA to interest charges, and operating cash flows to debt service. If the Company fails to meet the covenants, the unpaid principal and accrued interest will become immediately due. Due to the lower than expected performance in fiscal 1998, the Company failed to meet the requirements of all the covenants with the exception of the capital expenditure limitations. The Company received a waiver from the bank for these covenant violations at June 30, 1998. On October 9, 1998, the Company and BankBoston agreed to amend the terms of the agreement and reduced the covenant requirements for the upcoming three quarters beginning on September 30, 1998. In March 1999, the Company agreed to amend the terms of the agreement and reduce the covenant requirements for the upcoming quarters beginning on March 31, 1999. Management believes the Company's operations for fiscal year 1999 will be sufficient to enable the Company to be in compliance with the amended covenants for all periods of fiscal year 1999. Accordingly, amounts payable under the term loan agreement are classified as long term in the accompanying balance sheets with the exception of scheduled principal payments.

   On May 22, 1997, the Company completed the private placement of its Senior Subordinated Notes with an aggregate principal amount of $7,000,000 and 7,304,520 shares of its common stock (see Note 9) to the Investors, and used most of the proceeds therefrom to acquire all of the outstanding capital stock of USTMAN Industries. The notes were due and payable in five years, subject to mandatory prepayment in certain circumstances. The notes were secured by the assets of the Company, including the stock of certain of its subsidiaries, and by the assets of the principal subsidiaries of the Company, including USTMAN Industries and Watson Systems. The notes were subject to mandatory prepayment in the event that the Company completed a public offering of newly-issued shares of common stock (a "Stock Offering"), or in the event that one or more persons (other than the Investors or their transferees) acquired at least 50% of the outstanding common stock or of the operating assets of the Company (a "Company Sale"). In addition, the Company was required to apply toward the reduction of principal at least 50% of any excess cash.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

7. Notes Payable and Long-Term Debt (continued)

   Interest on the Senior Subordinated Notes was 10% per annum for the first year, payable quarterly, and increased by one percent each year during the term of the Notes. At the option of the Company, interest payments due could be converted to debt under the same terms as the original principal. During the year ended June 30, 1998 and six months ended December 31, 1998, the Company converted interest due of $741,000 and $360,000, respectively, to long-term debt. In addition, if on the earlier of (i) the third anniversary of the date of the Securities Purchase Agreement or such other date thereafter designated by the Investors, (ii) the date of a stock offering or (iii) a sale of the Company (the "Adjustment Date"), the Companys cumulative adjusted earnings before taxes, depreciation and amortization ("EBTDA") fail to meet specific projections provided by the Company to the Investors, additional interest was payable in the form of warrants to the Investors. The additional interest was determined by comparing a ratio of fully diluted EBTDA per share to the projected fully diluted EBTDA. If the resulting actual percentage of EBTDA per share was less than 70% of the projected amount, an adjustment to interest expense was calculated and warrants were issued in an amount equal to the additional interest expense divided by the fair market value of the common stock on the Adjustment Date. The adjusted interest rate could not exceed 29.76%. Due to the lower than expected performance in fiscal 1998, the Company did not meet the projected EBTDA per share and believed it would be unlikely to meet these projections in the future. Accordingly, the Company recorded interest expense on the Senior Subordinated Notes at a rate of 29.76% and reflected the additional 18.76% expense as warrants to be issued. This amount totaled $1,642,000 for the year ended June 30, 1998.

   During the time that the Senior Subordinated Notes remained outstanding, the Company was subject to a number of negative covenants, as set forth in the Securities Purchase Agreement. Upon the occurrence of an Event of Default, as defined in the Securities Purchase Agreement, the Senior Subordinated Notes could have become immediately due and payable. As of June 30, 1998, the Company was in violation of one of its covenants due to the violation on the BankBoston agreement noted above. The Company obtained a waiver for this violation as of June 30, 1998 and for the upcoming fiscal year and accordingly, all amounts due under the Senior Subordinated Notes were reflected as long-term.

   The Senior Subordinated Notes also specify that the Company pay Sagaponack an annual management fee totaling $100,000 through the fifth anniversary of the agreement.

   In December 1998, the Investors agreed to convert all of the Senior Subordinated Notes and accrued interest totaling $9,717,000 to Series A Preferred Stock ("Preferred Stock") effective July 1, 1998. Warrants previously issued to the investors for additional interest expense were also cancelled upon exchange of the notes. The Preferred Stock will have an aggregate allocation amount (the "Allocation Amount") of $15,000,000 for the purposes of liquidation priority and dividends. The Preferred Stock will bear an annual 8% cumulative dividend, if and when, declared by the Board of Directors. The effective dividend rate is 12.3%. The Allocation Amount will increase by the amount of any dividends not declared for payment by the Company. The Preferred Stock has no mandatory redemption or voting rights and is not convertible into Common Stock. As a result of the conversion, the Company recorded an additional loss of $1,211,000 related to the write off of the deferred debt cost related to the Private Placement and converted the following balances to preferred stock:

     Long-term debt................................................. $7,000,000
     Original issue discount........................................   (700,000)
     Accrued interest...............................................  1,177,000
     Accrued interest payable in warrants...........................  2,240,000
                                                                     ----------
     Total.......................................................... $9,717,000
                                                                     ==========

                           USTMAN Technologies, Inc.

 (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

7. Notes Payable and Long-Term Debt (continued)

   Principal payments on long-term debt are as follows (March 31 payments reflect agreement as amended):

                                                                  As of
                                                            June 30    March 31
                                                          ----------- ----------
     1999................................................ $   875,000 $1,250,000
     2000................................................   1,250,000  1,000,000
     2001................................................   1,500,000  1,000,000
     2002................................................   7,034,000        --
                                                          ----------- ----------
                                                          $10,659,000 $3,250,000
                                                          =========== ==========

8. Income Taxes

   A reconciliation of taxes computed at the statutory federal income tax rate to income tax expense is as follows:

                                                                  Nine months
                                                     Year ended      ended
                                                       June 30      June 30
                                                        1998         1997
                                                     -----------  -----------
   Benefit from loss before provision for income
    taxes computed at statutory rate................ $ 1,919,000   $ 673,000
   Nondeductible expense............................    (136,000)   (137,000)
   Losses without tax benefit.......................  (1,783,000)   (536,000)
   California franchise tax.........................         --       (4,000)
                                                     -----------   ---------
                                                     $       --    $  (4,000)
                                                     ===========   =========

   At June 30, 1998, the Company has net operating loss carryforwards for federal income tax purposes of approximately $11.4 million which begin to expire in fiscal year 2007.

   Pursuant to the Tax Reform Act of 1986, use of the Company's net operating loss carryforwards may be substantially limited if a cumulative change in ownership of more than 50% occurs within a three-year period.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities as of June 30, 1998 and 1997 are as follows:

                                                          1998         1997
                                                       -----------  -----------
   Deferred tax assets:
     Operating loss carryforwards..................... $ 4,401,000  $ 3,015,000
     Accrued expenses.................................      30,000       54,000
     Book depreciation over tax.......................      50,000       56,000
     Other............................................     161,000       28,000
                                                       -----------  -----------
   Total deferred tax assets..........................   4,642,000    3,153,000
   Valuation allowance................................  (3,518,000)  (1,415,000)
                                                       -----------  -----------
                                                         1,124,000    1,738,000
   Deferred tax liabilities:
     Amortization of purchased technology.............  (1,103,000)  (1,738,000)
     Other............................................     (21,000)         --
                                                       -----------  -----------
   Net deferred tax assets............................ $       --   $       --
                                                       ===========  ===========

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

8. Income Taxes (continued)

   A valuation reserve of $3,518,000 and $1,415,000 has been established as of June 30, 1998 and 1997, respectively, due to uncertainty as to the realizability of the Company's net deferred tax assets and liabilities. The change in the valuation allowance for the year ended June 30, 1998 and the nine months ended June 30, 1997 is approximately $2,103,000 and $1,117,000, respectively.

9. Shareholders' Equity

Senior Subordinated Notes

   In December 1998, the Investors agreed to convert all of the Private Placement and accrued interest totaling $9,717,000 to Series A Preferred Stock ("Preferred Stock") effective July 1, 1998. Warrants previously to be issued to the investors for additional interest expense were also cancelled upon exchange of the notes. The Preferred Stock will have an aggregate allocation amount (the "Allocation Amount") of $15,000,000 for the purposes of liquidation priority and dividends. The Preferred Stock will bear an annual 8% cumulative dividend, if and when, declared by the Board of Directors. The Allocation Amount will increase by the amount of any dividends not declared for payment by the Company. The Preferred Stock has no mandatory redemption or voting rights and is not convertible into Common Stock.

   During fiscal 1997, the Company completed four private placement offerings in which a total of 465,000 shares of common stock were issued to investors in exchange for $455,000. The shares issued have not been registered under the Securities Act of 1933, as amended (the "Act"), as they are exempt under Regulation D of the Act.

Warrants

   Pursuant to the Securities Purchase Agreement, the Investors were issued 7,304,520 shares of the Company's common stock, representing 40% of the total number of shares of common stock outstanding immediately after such issuance, and warrants (the "Sagaponack Warrants") to purchase shares of common stock in an amount sufficient, upon the exercise of any outstanding options and warrants, for the Investors to maintain their 40% ownership of the outstanding common stock of the Company. Such warrants will be at the same price and term as the options or warrants exercised by third parties.

   In June 1997, the Investors exercised warrants for a noncash purchase of 33,333 shares of the Company's common stock in order to maintain their 40% ownership of the outstanding common stock of the Company.

   In connection with a fiscal 1995 private placement, the Company issued warrants to the selling agent for the purchase of 50,000 units, at $3.50 per unit. As of June 30, 1998, all 50,000 warrants have expired. On August 6, 1996, 35,000 additional warrants were issued at the same price per unit which were exercisable immediately and expire on February 6, 2001. All 35,000 warrants issued remain outstanding at June 30, 1998.

   The Company issued warrants for 100,000 shares exercisable at $1.62 per share through August 1999 in connection with the fiscal 1996 private placements of the Company's common stock. All of these warrants remain outstanding at June 30, 1998.

   During 1997, the Company issued warrants for 200,000 shares exercisable at $1.50 per share through March 1998. In March 1998, these options were modified to extend the exercise period through March 16, 1999 and increase the exercise price to $1.75. As a result, the Company recognized expense of $222,000, representing the fair market value of these options at the time of the modification.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

9. Shareholders' Equity (continued)

   In connection with the 1997 private placement, the Company issued warrants for 718,749 shares at $.01 per unit. The warrants were exercisable immediately and expire on May 22, 2000. In January 1998, all warrants were exercised.

Stock Options

   On September 1, 1992, the Company granted to a key employee nonstatutory options to purchase 400,000 shares of common stock at an exercise price of $1.50 per share. These options were exercisable immediately and expire on September 30, 1998. On April 3, 1997, these options were replaced with an equal amount of options at an exercise price of $1.53. The new options were exercisable immediately and expire on April 3, 2002.

   On January 4, 1994, certain key employees were issued options to purchase 1,000,000 shares at an exercise price of $2.63 in exchange for certain rights to an antifreeze recycling process. These options vested over two years and expire five years after the vesting date. On April 3, 1997, 650,000 of these options were replaced with 650,000 options at an exercise price of $1.53. The new options are exercisable immediately and expire on April 3, 2002. As of June 30, 1998, 50,000 of the remaining 350,000 options had expired.

   In connection with the USTMAN Industries acquisition on May 22, 1997, the Company issued options to purchase 600,000 shares to a key employee. The options become exercisable, subject to continued employment, over four years at a rate of 25% per year beginning one year from the grant date. The options expire three years from the vesting date. The exercise price is $1.00 which was below the fair value of the stock on the date of grant. As a result, the Company is recognizing compensation expense over the vesting period of the options. The Company recognized $124,000 of compensation expense for the year ended June 30, 1998 and $93,000 for the nine months ended March 31, 1998 and 1999. As of June 30, 1998, none of these options had been exercised.

   Also during the 1997 fiscal year, the Company issued a total of 251,518 nonqualified options to several employees at an exercise price of $1.63. Of this total, 201,518 are immediately exercisable and the remaining 50,000 vest over two years. The options expire on various dates through April 10, 2002. As of June 30, 1998, 50,000 of these options have expired. The remaining options have not been exercised.

   In connection with the ATC acquisition in December 1997, the Company issued options to purchase 90,000 shares to key employees. The options become exercisable subject to continued employment, at a rate of 33% per year beginning on the grant date and expire at a rate of 33% each year beginning five years after the grant date. The exercise price is $1.47. As of June 30, 1998, none of these options had been exercised.

   During the 1998 fiscal year, the Company adopted a stock option plan authorizing the issuance of options for 2,000,000 shares of common stock to selected employees. Under the terms of the plan, the options may be either incentive or nonqualified. The exercise price per share, determined by a committee of the Board of Directors, may not be less than the fair market value on the grant date.

   On January 30, 1998, the Company granted 195,000 options with an exercise price of $1.50. The options become exercisable, subject to continued employment, at the rate of 33% per year beginning on the grant date. The options have a term of ten years.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

9. Shareholders' Equity (continued)

   The following table summarizes stock option activity for the year ended June 30, 1998 and the nine months ended June 30, 1997:

                                                                    Weighted
                                                     Number of      Average
                                                       Shares    Exercise Price
                                                     ----------  --------------
     Outstanding on September 30, 1996..............  1,996,233      $2.25
      Granted.......................................  1,954,518      $1.57
      Exercised.....................................        --         --
      Expired or forfeited.......................... (1,513,233)     $2.16
                                                     ----------      -----
     Outstanding on June 30, 1997...................  2,437,518      $1.64
      Granted.......................................    310,000      $1.50
      Exercised.....................................        --         --
      Expired or forfeited..........................   (147,666)     $2.54
     Outstanding on June 30, 1998...................  2,599,852      $1.58
      Granted (unaudited)...........................        --         --
      Exercised (unaudited).........................        --         --
      Expired or forfeited (unaudited)..............   (179,334)       --
                                                     ----------      -----
     Outstanding on March 31, 1999 (unaudited)......  2,420,518      $1.57
                                                     ==========      =====
     Exercisable as of March 31, 1999 (unaudited)...  1,900,518      $1.71
                                                     ==========      =====

   Exercise prices for the majority of the options outstanding as of June 30, 1998 range from $.50 to $2.50. Approximately 2,000 options outstanding at June 30, 1998 have an exercise price of $4.50.

   In calculating pro forma information regarding net income and earnings per share, as required by Statement No. 123, the fair value was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Company's common stock: risk-free interest rate of 5.25%; a dividend yield of 0%; volatility of the expected market price of the Company's common stock of .75 and .78 for the year ended June 30, 1998 and the period ended June 30, 1997, respectively; and a weighted-average expected life of the option of 4.9 and 4.6 years for the year ended June 30, 1998 and the period ended June 30, 1997, respectively.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information for the year ended June 30, 1998 and the nine months ended June 30, 1997 is summarized below:

                                                                   Nine months
                                                       Year ended     ended
                                                      June 30 1998 June 30 1997
                                                      ------------ ------------
   Pro forma net loss................................  $6,092,000   $3,322,000
   Pro forma net loss per share......................  $     (.32)  $     (.28)

   The Company issued 24,000 shares of common stock in 1998 in order to settle a lawsuit.

                           USTMAN Technologies, Inc.

  (Information for the nine months ended March 31, 1999 and 1998 is unaudited)

10. Commitments and Contingencies

Deferred Employee Benefit Agreement

   In July 1991, the Company entered into a deferred compensation agreement with the Company's former president. The benefits as defined under the agreement require the Company to pay $2,700 per month with such payments continuing throughout the president's lifetime with a minimum ten-year guaranteed payment. Upon his death, benefits may continue to his beneficiaries as defined under the agreement. Monthly payments will be adjusted on an annual basis based on the Department of Labor Consumer Price Index. As of the effective date of the agreement, the benefits are fully vested, but not funded.

Leases

   The Company leases its facilities and certain equipment under noncancelable operating leases with future minimum payments as follows:

   Fiscal year ending June 30
   --------------------------
   1999............................................................... $105,000
   2000...............................................................  111,000
   2001...............................................................  116,000
   2002...............................................................   60,000
                                                                       --------
                                                                       $392,000
                                                                       ========

   Rent expense totaled $101,000, $80,000, $93,000 and $72,000 for the year ended June 30, 1998, the nine months ended June 30, 1997, and the nine months ended March 31, 1999 and 1998, respectively.

Litigation

   The Company is involved in various claims and lawsuits arising in the ordinary course of business. Included in accrued expenses as of June 30, 1998 is approximately $100,000 of reserve for potential losses resulting from this litigation. Management believes this reserve is adequate to cover all pending litigation as of June 30, 1998 and March 31, 1999.

11. Employee Benefit Plan

   The Company sponsors employee savings plans under Section 401(k) of the Internal Revenue Code. Under the plan, all employees are eligible to participate after six months of service. Employees may defer up to 15% of their salary subject to limits set annually by the Internal Revenue Service and, at the Company's discretion, it can match annually. No expense for matching contributions was recorded in 1997 or 1998.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

   On December 17, 1997, USTMAN Technologies, Inc. (the Company) obtained $3.75 million in financing from BankBoston and used the proceeds to, among other things, acquire all of the outstanding common stock of Advanced Tank Certification, Inc. (ATC), pursuant to stock purchase agreements between the Company and all of the shareholders of ATC. The ATC acquisition was accounted for using the purchase method.

   The following unaudited pro forma condensed consolidated statements of operations are presented to reflect the ATC acquisition as if such acquisition had occurred on July 1, 1997. The unaudited pro forma condensed consolidated statements of operations combine the results of operations of the Company and ATC for the year ended June 30, 1998. ATC operations have been included in the Company's operations since December 17, 1997 and accordingly the pro forma statement of operations includes the operations of ATC from July 1, 1997 through December 16, 1997.

   The unaudited pro forma condensed consolidated statements of operations and accompanying notes should be read in conjunction with the respective historical consolidated financial statements of the Company, as set forth in its Form 10-KSB for the year ended June 30, 1998 and the ATC audited financial statements for the years ended September 30, 1997 and 1996 contained in the Form 8-K/A dated March 2, 1998.

   The unaudited pro forma condensed consolidated financial information is based on the consolidated financial statements of USTMAN and ATC giving effect to the transaction under the assumptions and adjustments outlined in the accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

   The pro forma adjustments are based upon available information and certain assumptions that the Company's management believes are reasonable given the circumstances. The unaudited pro forma condensed consolidated statements of operations are provided for comparative purposes only and are not necessarily indicative of the results that would have been obtained had the acquisition and bank financing occurred on the date indicated or that may be achieved in the future.

                         USTMAN Technologies, Inc.

    Unaudited Pro Forma Condensed Consolidated Statement of Operations

                     for the Year ended June 30, 1998

                                             Advanced Tank
                                             Certification,
                                USTMAN        Inc. July 1,
                          Technologies, Inc.  1997 through
                              Year ended      December 17,   Pro Forma     Pro Forma
                            June 30, 1998         1997      Adjustments   Consolidated
                          ------------------ -------------- -----------   ------------
                                              (unaudited)                 (unaudited)
Net Sales...............     $ 5,988,000        $814,000                  $ 6,802,000
Cost of Sales...........       2,464,000         418,000                    2,882,000
                             -----------        --------                  -----------
  Gross Profit..........       3,524,000         396,000                    3,920,000
Selling, general and
 administrative.........       6,247,000         384,000      134,000 (A)   6,770,000
                             -----------        --------                  -----------
                             (2,723,000)          12,000                   (2,850,000)
Other Income (expense):
                                                               (7,000)(B)
Interest expense........      (3,240,000)         (1,000)     (87,000)(C)  (3,335,000)
Interest Income.........          19,000           2,000                       21,000
                             -----------        --------                  -----------
                             (3,221,000)           1,000                   (3,314,000)
                             -----------        --------                  -----------
Loss before income
 taxes..................      (5,944,000)         13,000                   (6,164,000)
Provision for income
 taxes..................                          (7,000)                      (7,000)
                             -----------        --------                  -----------
Net Income (loss).......     $(5,944,000)       $  6,000                  $(6,166,000)
                             -----------        --------                  -----------
Basic and diluted net
 loss per share.........     $       (31)                                 $       (32)
                             -----------                                  -----------
Weighted average share..                                                   19,476,111 (D)

                  NOTES TO UNAUDITED PRO FORMA CONDENSED

                     CONSOLIDATED FINANCIAL STATEMENTS

1. On December 17, 1997, USTMAN Technologies, Inc. (USTMAN), acquired all of the outstanding stock of Advanced Tank Certification, Inc. ATC pursuant to a stock purchase agreement. The purchase price of ATC was approximately $3.4 million, comprised of $2.3 million in cash and approximately $1.1 million in stock (775,194 shares). The value of the shares issued was determined by using the average of the stock price ten days before and after the date of the transaction.

     Purchase Price................................................ $3,416,000
     Less estimated fair market value of recorded net tangible
      assets of acquired company...................................    483,000
                                                                    ----------
     Excess of purchase price over fair value of net tangible
      assets acquired.............................................. $2,933,000
                                                                    ==========

2. The pro forma condensed consolidated statements of operations gives effect to the following pro forma adjustments:

  (A) To record amortization expense on the intangible assets related to the ATC acquisition over ten years on a straight-line basis

  (B) To record amortization expense related to the capitalized deferred debt issuance costs amortized over four years on a straight-line basis which approximates the effective interest method.

  (C) To record interest expense on the term loan entered into with BankBoston, N.A. to finance the transaction.

  (D) Weighted averages shares outstanding were determined as follows:

     Shares outstanding as of June 30, 1997......................... 18,344,633
     Shares issued for ATC purchase.................................    775,194
     Common stock issued for settlement of employment agreement.....     15,617
     Options exercised for common stock.............................    340,667
                                                                     ----------
                                                                     19,476,111
                                                                     ==========

  Given that the Company is in a loss position, any outstanding options or warrants would have an antidilutive effect on earnings per share.

                         Report of Independent Auditors

The Board of Directors and Stockholders
USTMAN Industries, Inc.

   We have audited the accompanying balance sheets of USTMAN Industries, Inc. as of December 31, 1996 and 1995, and the related statements of earnings, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of USTMAN Industries, Inc. at December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
July 29, 1997

                            USTMAN Industries, Inc.

                                 Balance Sheets

                                                             December 31
                                                           1996        1995
                                                        ----------  ----------
Assets
Current assets:
  Cash and cash equivalents............................ $  323,587  $  248,014
  Accounts receivable, net of allowance of $30,325 and
   $40,000 at December 31, 1996 and 1995,
   respectively........................................    454,374     514,698
  Current portion of notes receivable..................     48,072      44,072
  Related party receivables............................     44,614   1,294,185
  Prepaid expenses and other...........................     87,060      37,307
  Deferred tax assets..................................        --       16,597
                                                        ----------  ----------
Total current assets...................................    957,707   2,154,873
Property, plant, and equipment:
  Computer equipment...................................    385,753     448,998
  Machinery and equipment..............................     22,618      44,171
  Furniture and fixtures...............................     40,840      82,253
                                                        ----------  ----------
                                                           449,211     575,422
  Accumulated depreciation.............................    (21,808)   (193,920)
                                                        ----------  ----------
                                                           427,403     381,502
Long-term notes receivable.............................     42,240      84,400
Intangible assets, net of accumulated amortization of
 $78,655 and $25,693 at December 31, 1996 and 1995,
 respectively..........................................  3,499,614      39,041
Other assets, net......................................    107,078     338,054
                                                        ----------  ----------
Total assets........................................... $5,034,042  $2,997,870
                                                        ==========  ==========

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable..................................... $   40,706  $   35,620
  Accrued expenses:
  Salaries and wages...................................     76,323      52,716
  Other................................................    123,154      62,137
  Deferred income......................................     60,198      74,761
  Income taxes payable to parent.......................     77,457     312,335
  Deferred tax liability...............................        861         --
                                                        ----------  ----------
Total current liabilities..............................    378,699     537,569
Stockholders' equity:
  Common stock, $.01 par value:
    Authorized shares--1,000
    Issued and outstanding shares--1,000...............         10          10
  Additional paid-in capital...........................  4,655,333   1,279,708
  Retained earnings....................................        --    1,180,583
                                                        ----------  ----------
Total stockholders' equity.............................  4,655,343   2,460,301
                                                        ----------  ----------
Total liabilities and stockholders' equity............. $5,034,042  $2,997,870
                                                        ==========  ==========

See accompanying notes.

                            USTMAN Industries, Inc.

                             Statements of Earnings

                                                        Year Ended December 31
                                                           1996        1995
                                                        ----------- -----------
Net sales.............................................. $ 3,853,164 $ 3,953,851
Cost of sales..........................................   1,506,656   1,383,361
                                                        ----------- -----------
Gross profit...........................................   2,346,508   2,570,490
General and administrative expenses....................   1,907,824   1,780,184
                                                        ----------- -----------
Operating profit.......................................     438,684     790,306
Interest income........................................      64,987      54,855
                                                        ----------- -----------
Earnings before income taxes...........................     503,671     845,161
Income tax expense.....................................     196,240     329,712
                                                        ----------- -----------
Net earnings........................................... $   307,431 $   515,449
                                                        =========== ===========



See accompanying notes.

                            USTMAN Industries, Inc.

                       Statements of Stockholders' Equity

                          Common Stock  Additional                   Total
                          -------------  Paid-In     Retained    Stockholders'
                          Shares Amount  Capital     Earnings       Equity
                          ------ ------ ----------  -----------  -------------
Balances at December 31,
 1994.................... 1,000   $10   $1,279,708  $   665,134   $ 1,944,852
  Net earnings...........   --    --           --       515,449       515,449
                          -----   ---   ----------  -----------   -----------
Balances at December 31,
 1995.................... 1,000    10    1,279,708    1,180,583     2,460,301
  Net earnings...........   --    --           --       307,431       307,431
  Cash distribution to
   parent................   --    --      (124,375)  (1,488,014)   (1,612,389)
  Contributed capital....   --    --     3,500,000          --      3,500,000
                          -----   ---   ----------  -----------   -----------
Balances at December 31,
 1996.................... 1,000   $10   $4,655,333          --    $ 4,655,343
                          =====   ===   ==========  ===========   ===========



See accompanying notes.

                            USTMAN Industries, Inc.

                            Statements of Cash Flows

                                                      Year Ended   December 31
                                                         1996         1995
                                                      -----------  -----------
Operating Activities
Net earnings........................................  $   307,431  $   515,449
Adjustments to reconcile net earnings to net cash
 provided by operating activities:
  Depreciation and amortization.....................      414,794      358,282
  Deferred income taxes.............................       17,458      (16,597)
  (Gain) loss on sale of property, plant, and
   equipment........................................          (67)       3,244
  Changes in operating assets and liabilities:
    Accounts receivable.............................       60,324      281,776
    Related party receivables.......................    1,249,571   (1,030,935)
    Prepaid expenses and other......................      (49,753)      13,720
    Accounts payable and accrued expenses...........     (145,168)     (32,042)
    Deferred income.................................      (14,563)     (22,297)
                                                      -----------  -----------
Net cash provided by operating activities...........    1,840,027       70,600
Investing Activities
Capital expenditures................................     (177,078)    (144,754)
Proceeds from sale of property, plant, and equip-
 ment...............................................          388          --
Collections on notes receivable.....................       38,160       50,700
Increase in other assets............................      (13,535)      (9,824)
                                                      -----------  -----------
Net cash used in investing activities...............     (152,065)    (103,878)
Financing Activities
Equity distribution.................................   (1,612,389)         --
                                                      -----------
Net cash used in financing activities...............   (1,612,389)         --
                                                      -----------
Net increase (decrease) in cash and cash equiva-
 lents..............................................       75,573      (33,278)
Cash and cash equivalents at beginning of year......      248,014      281,292
                                                      -----------  -----------
Cash and cash equivalents at end of year............  $   323,587  $   248,014
                                                      ===========  ===========
Supplemental Information
Noncash pushdown of goodwill by parent in connection
 with the Company's acquisition.....................  $ 3,500,000          --
                                                      ===========  ===========



See accompanying notes.

                            USTMAN Industries, Inc.

                         Notes to Financial Statements

                               December 31, 1996

1. Organization

   USTMAN Industries, Inc. (the "Company") provides environmental services to owners and operators of underground and aboveground storage tanks in the United States and abroad. These products and services include statistical inventory reconciliation and other monitoring methods approved by various regulatory authorities.

   For the period January 1, 1995 until October 1996, the Company was a wholly-owned subsidiary of Technology Environmental, Inc. ("TEI"). In October 1996, the Company became a wholly owned subsidiary of NDE Environmental Corporation ("NDE"). See discussions of the acquisitions of the Company at
Note 3.

2. Summary of Significant Accounting Policies

Revenue Recognition

   The Company primarily generates income through the testing of underground storage tanks and related software services. Sales are recognized when services are performed. Prepaid contracts are recorded as deferred income and recognized as the contract is completed.

Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property, Plant, and Equipment

   Property, plant, and equipment are recorded at cost. Upon sale or retirement, the cost of the assets and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are reflected in operations.

   Depreciation is computed on the straight-line method using a five-year life. Depreciation charged to expense was $130,856 and $283,941 for the years ended December 31, 1996 and 1995, respectively. Expenditures for repairs and maintenance are charged to earnings as incurred, and major renewals or betterments are capitalized. Repairs and maintenance charged to expense totaled $10,031 and $6,247 for the years ended December 31, 1996 and 1995, respectively.

Intangible Assets

   Intangible assets are amortized using the straight-line method over the following estimated useful lives:

   Goodwill............................................................ 15 years
   Other intangible assets.............................................  5 years

   The carrying values of intangible assets are reviewed in connection with the Company's compliance with FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, discussed below. No write-downs of intangible assets in 1996 or 1995 resulted from this review.

                            USTMAN Industries, Inc.

2. Summary of Significant Accounting Policies (continued)

Income Taxes

   The Company files consolidated federal tax returns with its parents. Income taxes are provided using the liability method and assuming the Company operated on a stand-alone basis. The provision for income taxes includes federal and state taxes currently payable and deferred assets and liabilities caused by timing differences between the financial statements and the tax basis of assets and liabilities.

Advertising

   Advertising costs are expensed as incurred and include trade shows, direct mailings, and trade publications. Advertising expenses were $280,568 and $241,870 for the years ended December 31, 1996 and 1995, respectively.

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

   FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments for which it is practicable to estimate that value. The Company's financial instruments consist principally of cash and cash equivalents, receivables, and accounts payable. The Company believes all of the financial instruments' recorded values approximate current values.

Concentration of Credit Risk

   The Company grants credit to its customers, who consist primarily of major oil companies and convenience store owners/operators located in the United States and Canada. The Company performs ongoing credit evaluations of its customers and generally requires no collateral. Management believes the allowance for doubtful accounts is adequate to absorb any expected losses.

New Accounting Standards

   In March 1995, FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FAS No. 121 in the first quarter of 1996. The effect of adoption was not material.

3. Acquisitions of The Company

   In October 1996, the Company's parent TEI sold all of the outstanding common stock of the Company to NDE along with the common stock of two other subsidiaries owned by TEI for approximately $12,500,000 (the "NDE
Acquisition"). The Company remained a subsidiary of NDE until May 1997 when all of the common

                            USTMAN Industries, Inc.

3. Acquisitions of The Company (continued)

stock of the Company was purchased by Watson General Corporation for a cash purchase price of $5,250,000 and an 8% note for $500,000. Both acquisitions were treated as purchases by the acquiring company.

   Upon completion of the NDE Acquisition, the purchase price was allocated to the assets acquired and liabilities assumed of the purchased companies and all amounts were recorded at their fair values. This included resetting the accumulated depreciation of fixed assets to zero. NDE's purchase price in excess of the net assets of the purchased companies was assigned to goodwill and allocated to the acquired companies based upon the estimated future cash flows of their operations. The respective amounts of goodwill were contributed as additional capital to the companies by NDE. As of the acquisition date, the Company was allocated $3,500,000 of goodwill.

4. Note Receivable

   In June 1994, the Company entered into a licensing agreement with E-Z Serve Management Company ("E-Z Serve") whereby E-Z Serve agreed to pay $198,000 in exchange for a perpetual license to use the Company's software. Payments are made annually on the first of each year beginning January 1, 1995 and continue through January 1, 1999. Interest has been imputed at 8%.

5. Intangible Assets

   Intangible assets, net of amortization, consisted of the following:

                                                              December 31
                                                          --------------------
                                                             1996       1995
                                                          ----------  --------
Goodwill................................................. $3,500,000  $
Other....................................................     78,269    64,734
Accumulated amortization.................................    (78,655)  (25,693)
                                                          ----------  --------
  Total.................................................. $3,499,614  $ 39,041
                                                          ==========  ========

6. Other Assets

   Other assets include certain purchased proprietary software and are being amortized over five years. Amortization expense for the years ended December 31, 1996 and 1995 was $230,977 in both periods.

7. Commitments

   The Company's office space is leased under a noncancelable operating lease agreement. Under the terms of the lease, the Company is required to make the following minimum payments:

                                                                     Year Ending
                                                                     December 31
                                                                     -----------
   1997.............................................................  $ 74,952
   1998.............................................................    77,724
                                                                      --------
     Total..........................................................  $152,676
                                                                      ========

   Rental expense for the years ended December 31, 1996 and 1995 was $80,387 and $73,389, respectively.

                            USTMAN Industries, Inc.

8. Employee Benefit Plan

   The Company participated in the TEI 401(k) defined contribution plan until its acquisition by NDE. It now participates in NDE's 401(k) plan. Under the NDE plan, full-time employees are eligible to participate after six months of service. At NDE's discretion, it can match annually, with equivalent value of NDE stock (using the market value as of December 31), 50% of a participant's voluntary contributions, up to 3% of a participant's compensation, and 100% for contributions between 3% to 6% of a participant's compensation. No expense for matching contributions was recorded in 1996 or 1995.

9. Income Taxes

   The Company is included in its parent's consolidated federal and state income tax returns and is allocated an amount due to the parent for its relative portion of the consolidated income tax expense. For purposes of showing the Company on a stand-alone basis, federal and state income taxes have been computed by assuming the Company filed a separate income tax return. All related tax assets and liabilities are due from/to the Company's parent. The Company offset amounts due to/from its parent as fulfillment for its portion of income tax expense totaling $413,660 and $413,274 during the years ended December 31, 1996 and 1995, respectively.

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

                                                                 December 31
                                                                1996     1995
                                                               -------  -------
   Deferred tax assets:
     Allowance for doubtful accounts.......................... $11,599  $15,300
     Accrued expenses.........................................  13,475    9,880
                                                               -------  -------
                                                                25,074   25,180
   Deferred tax liability:
     Prepaid expenses......................................... (25,935)  (8,583)
                                                               -------  -------
   Net deferred tax assets (liability)........................ $  (861) $16,597
                                                               =======  =======

     Components of income tax expense (benefit) are as follows:

                                                     Current  Deferred   Total
                                                     -------- --------  --------
   1996:
     Federal........................................ $155,412 $ 15,176  $170,588
     State..........................................   23,370    2,282    25,652
                                                     -------- --------  --------
                                                     $178,782 $ 17,458  $196,240
                                                     ======== ========  ========
   1995:
     Federal........................................ $300,745 $(14,427) $286,318
     State..........................................   45,564   (2,170)   43,394
                                                     -------- --------  --------
                                                     $346,309 $(16,597) $329,712
                                                     ======== ========  ========

                            USTMAN Industries, Inc.

10. Related Party Transactions

   Related party receivables reflect charges to TEI and NDE for services performed in the ordinary course of business and intercompany transfers which occurred when the Company was owned by TEI and NDE. At December 31, 1996 and 1995, intercompany receivables were $44,614 and $1,294,185, respectively. The Company's parent allocates interest income to the Company based upon the receivable balance. For the years ended December 31, 1996 and 1995, intercompany interest income was $51,914 and $48,899, respectively.

   General and administrative expenses include corporate costs totaling $110,283 and $62,432 for the years ended December 31, 1996 and 1995, respectively. These costs relate primarily to salary and employee benefits, legal, accounting, and travel expenses. Although management believe such allocations are reasonable, they are not able to determine whether such amounts are indicative of the actual costs that would have been incurred had the Company operated on a stand-alone basis.

11. Contingencies

   The Company is involved in litigation and routine claims from time to time. In management's opinion, the litigation and claims in which the Company is currently involved are not material to the Company's financial position, results of operations or cash flows.

                         Report of Independent Auditors

The Board of Directors and Stockholders
Advanced Tank Certification, Inc.

   We have audited the accompanying balance sheets of Advanced Tank Certification, Inc. as of September 30, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Tank
Certification, Inc. at September 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
February 20, 1998

                       Advanced Tank Certification, Inc.

                                 Balance Sheets

                                                             September 30
                                                            1997       1996
                                                          ---------  ---------
Assets
Current assets:
  Cash and cash equivalents.............................. $ 112,923  $ 142,165
  Accounts receivable, net of allowance for doubtful
   accounts of $18,796 and $9,695, respectively..........   188,688    263,300
  Prepaid expenses and other.............................     5,367     15,909
                                                          ---------  ---------
Total current assets.....................................   306,978    421,374
Property, plant, and equipment:
  Software...............................................    46,858        --
  Vehicles...............................................    59,561     87,188
  Machinery and equipment................................   653,272    653,272
  Furniture and fixtures.................................    10,035      8,404
                                                          ---------  ---------
                                                            769,726    748,864
  Accumulated depreciation...............................  (557,121)  (512,945)
                                                          ---------  ---------
                                                            212,605    235,919
Other assets.............................................     4,421      4,421
                                                          ---------  ---------
Total assets............................................. $ 524,004  $ 661,714
                                                          =========  =========
Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable....................................... $   5,018  $   9,098
  Accrued expenses:
  Salaries and wages.....................................    22,570     17,843
  Other..................................................    57,776    136,103
  Notes payable..........................................       --      48,170
                                                          ---------  ---------
Total current liabilities................................    85,364    211,214
Stockholders' equity:
  Common stock, no par value:
    Authorized shares--100,000
    Issued and outstanding shares--10,112................   393,428    393,428
    Retained earnings....................................    45,212     57,072
                                                          ---------  ---------
Total stockholders' equity...............................   438,640    450,500
                                                          ---------  ---------
Total liabilities and stockholders' equity............... $ 524,004  $ 661,714
                                                          =========  =========


See accompanying notes.

                       Advanced Tank Certification, Inc.

                            Statements of Operations

                                                       Year Ended September 30
                                                          1997         1996
                                                       -----------  -----------
Net sales............................................. $ 1,885,746  $ 2,124,228
Cost of sales.........................................   1,024,403    1,199,907
                                                       -----------  -----------
Gross profit..........................................     861,343      924,321
General and administrative expenses...................     875,856      921,330
                                                       -----------  -----------
Operating profit (loss)...............................     (14,513)       2,991
Other income..........................................       2,653       13,630
                                                       -----------  -----------
Income (loss) before income taxes.....................     (11,860)      16,621
Income taxes..........................................         --           --
                                                       -----------  -----------
Net income (loss)..................................... $   (11,860) $    16,621
                                                       ===========  ===========



See accompanying notes.

                       Advanced Tank Certification, Inc.

                       Statements of Stockholders' Equity

                                           Common Stock                Total
                                          --------------- Retained  Stockholders
                                          Shares  Amount  Earnings     Equity
                                          ------ -------- --------  ------------
Balances at September 30, 1995........... 10,112 $393,428 $ 40,451    $433,879
  Net income.............................    --       --    16,621      16,621
                                          ------ -------- --------    --------
Balances at September 30, 1996........... 10,112  393,428   57,072     450,500
  Net loss...............................    --       --   (11,860)    (11,860)
                                          ------ -------- --------    --------
Balances at September 30, 1997........... 10,112 $393,428 $ 45,212    $438,640
                                          ====== ======== ========    ========



See accompanying notes.

                       Advanced Tank Certification, Inc.

                            Statements of Cash Flows

                                                    Year Ended September 30
                                                       1997          1996
                                                    -----------  ------------
Operating Activities
Net income (loss).................................. $   (11,860) $     16,621
Adjustments to reconcile net income (loss) to net
 cash provided by operating activities:
  Depreciation and amortization....................      49,260        93,104
  Gain on sale of property, plant, and equipment...      (1,150)      (13,471)
  Changes in operating assets and liabilities:
    Accounts receivable............................      74,612      (115,265)
    Prepaid expenses and other.....................      10,542         4,518
    Accounts payable...............................      (4,080)         (934)
    Accrued expenses...............................     (73,600)      103,948
                                                    -----------  ------------
Net cash provided by operating activities..........      43,724        88,521
Investing Activities
Capital expenditures...............................     (48,487)      (20,646)
Proceeds from sale of property, plant, and
 equipment.........................................      23,691        46,675
                                                    -----------  ------------
Net cash provided by (used in) investing
 activities........................................     (24,796)       26,029
Financing Activities
Repayments of notes payable........................     (48,170)      (13,013)
                                                    -----------  ------------
Net cash used in financing activities..............     (48,170)      (13,013)
                                                    -----------  ------------
Net increase (decrease) in cash and cash
 equivalents.......................................     (29,242)      101,537
Cash and cash equivalents at beginning of year.....     142,165        40,628
                                                    -----------  ------------
Cash and cash equivalents at end of year........... $   112,923  $    142,165
                                                    ===========  ============
Supplemental Information
Equipment financed with note payable............... $       --   $     26,416
Interest paid......................................       1,962         3,004
Income taxes paid..................................         --          1,000

See accompanying notes.

                       Advanced Tank Certification, Inc.

                         Notes to Financial Statements

                               September 30, 1997

1. Organization

   Advanced Tank Certification, Inc. (the "Company") provides environmental services to owners and operators of underground and aboveground storage tanks. The majority of the tanks contain petroleum products and are located in the southeastern region of the United States. These services include statistical inventory reconciliation, precision tightness testing, and cathodic protection.

   Since its inception in 1987, and until its acquisition by USTMAN Technologies, Inc. ("USTMAN") (see Note 3) on December 17, 1997, the Company was a privately held corporation, incorporated under the laws of Tennessee.

2. Summary of Significant Accounting Policies

Revenue Recognition

   The Company primarily recognizes income through the process of providing statistical inventory reconciliation services and precision tightness testing and, to a lesser extent, cathodic protection services. Sales are recognized at the time the service is performed.

Cash Equivalents

   The Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

Property, Plant, and Equipment

   Property, plant, and equipment are recorded at cost. Upon sale or retirement, the cost of the assets and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are reflected in operations.

   Depreciation is computed on the straight-line method using lives between 5 and 10 years. Depreciation charged to expense was $49,260 and $93,104 for the years ended September 30, 1997 and 1996, respectively.

Income Taxes

   The Company utilizes the liability method of accounting for income taxes as set forth in Statement of Financial Standards No. 109, Accounting for Income Taxes. Under the liability method, deferred taxes are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in the years in which the differences are expected to reverse. Recognition of deferred tax assets is limited to amounts considered by management to be more likely than not of realization in future periods.

Advertising

   Advertising costs are expensed as incurred and include trade shows, direct mailings, and trade publications. Advertising expenses were $10,011 and $10,328 for the years ended September 30, 1997 and 1996, respectively.

Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       Advanced Tank Certification, Inc.

2. Summary of Significant Accounting Policies

Concentration of Credit Risk

   The Company does not require customers to pay in advance for services performed and generally requires no collateral. Accordingly, the Company performs ongoing credit evaluations of its customers based upon its experience. Management believes the allowance for doubtful accounts is adequate to absorb any expected losses.

Fair Value of Financial Instruments

   FASB Statement No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosures of fair value information about financial instruments for which it is practicable to estimate that value. The Company's financial instruments consist principally of cash and cash equivalents, receivables, accounts payable, and notes payable. The Company believes all of the financial instruments' recorded values approximate current values.

New Accounting Standards

   In March 1996, FAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, was issued, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. FAS No. 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted FAS No. 121 in the first quarter of 1997. The effect of adoption was not material.

3. Acquisition of the Company

   On December 17, 1997, USTMAN acquired all of the outstanding stock of the Company pursuant to stock purchase agreements. The purchase price of the Company was approximately $3.4 million, comprised of $2.3 million in cash and 775,194 shares of common stock of USTMAN valued at approximately $1.1 million. The stock value was determined using the average of the stock price before and after the date of the transaction. The acquisition will be treated as a purchase by USTMAN.

4. Line of Credit

   In May 1997, the Company entered into a $50,000 line of credit agreement with a bank. The line was personally guaranteed by certain officers of the Company and was secured by all inventory, accounts, equipment and general tangible assets of the Company. The line of credit bore interest at a rate of 10.5%. On September 30, 1997, there were no amounts outstanding under the line of credit. In December 1997, the line of credit agreement was canceled.

5. Notes Payable

   During 1994, 1995 and 1996, the Company entered into an aggregate of four loan agreements for a total of $79,672 for the purchase of four vehicles. The notes had a term of three years and interest rates ranging from 4.9% to 8.5%. The notes were secured by the vehicles. During 1997, the notes were completely repaid.

   Interest costs incurred during the years ended September 30, 1997 and 1996 were $1,962 and $3,004, respectively.

                       Advanced Tank Certification, Inc.

6. Income Taxes

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of the Company's deferred tax assets and liabilities at September 30, 1997 and 1996 are as follows:

                                                                September 30
                                                                1997     1996
                                                              --------  -------
Deferred tax assets:
  Alternative minimum tax credits............................ $ 13,472  $14,330
  Other......................................................    3,778    1,949
                                                              --------  -------
                                                                17,250   16,279
  Valuation allowance........................................   (5,420)  (6,296)
                                                              --------  -------
                                                                11,830    9,983
Deferred tax liability:
  Depreciation...............................................  (11,830)  (9,983)
                                                              --------  -------
                                                              $    --   $   --
                                                              ========  =======

   The reconciliation of income (loss) attributable to operations computed at U.S. federal statutory tax rates to income tax expense is:

                                                                  Year Ended
                                                                 September 30
                                                                  1997    1996
                                                                 -------  -----
  Tax at U.S. statutory rate.................................... $(1,779) $ 993
  Other.........................................................   1,779   (993)
                                                                 -------  -----
                                                                 $   --   $ --
                                                                 =======  =====

7. Commitments

   The Company's office space is leased under a noncancelable operating lease agreement which expires in December 1997. Under the terms of the lease, the Company is required to make minimum payments of $6,175 in the year ending September 30, 1998.

   Rental expense for the years ended September 30, 1997 and 1996 was $24,708 and $24,705, respectively.

8. Employee Benefit Plan

   The Company makes available to employees who have worked for the Company at least three years the opportunity to participate in a retirement plan (the "SEP Plan"). The SEP Plan allows the Company to determine its contribution percentage annually. As of September 1997, the Company contributes into the employee's account a minimum of 3% of each participating employee's compensation up to the maximum amount for which social security is withheld. If a participating employee chooses to make a salary reduction contribution into their account, the Company matches the amount up to 6% of the employee's compensation. For compensation in excess of amounts upon which social security is withheld, the Company contributes 15% of the amount into the individual's account.

   During the years ended September 30, 1997 and 1996, the Company incurred pension expenses of $47,171 and $49,754, respectively.

                       Advanced Tank Certification, Inc.

9. Stock Option Plan

   The Company has an incentive stock option plan (the "Option Plan") for all full-time officers and key employees. The Option Plan allows for options to purchase up to 1,800 shares of common stock to be granted to eligible employees. The options are to be issued at prices equal to or in excess of the market price on the date of grant and expire on the fifth anniversary of the grant date.

   As of September 30, 1997, there have been no options granted under the Option Plan.

Name of Record Holder:
                                                ---------------
Number of Shares You Are Entitled to Purchase:
                                                ---------------

                           USTMAN TECHNOLOGIES, INC.
                            SUBSCRIPTION CERTIFICATE

        For information and assistance please call the Soliciting Agent:
                                DRAKE & CO. INC.
                           Attention: Brandon T. Hole
                                 (212) 742-1500

TO U.S. STOCK TRANSFER CORPORATION:

   I have the right to subscribe for shares of USTMAN Common Stock pursuant to the Rights Offering of USTMAN Technologies, Inc. I desire to purchase shares of USTMAN Common Stock subject to the terms described in the prospectus dated July 7, 1999.

   By executing this Subscription Certificate, I acknowledge having received and read the prospectus. I understand that, as a shareholder of record on the record date for the rights offering, and subject to certain limitations stated in the prospectus, I am entitled to subscribe for shares of USTMAN Common Stock based on a subscription price of $0.25 per share.

   THE SHAREHOLDER RIGHTS EXPIRE AT 5:00 P.M., LOS ANGELES TIME, ON JULY   ,
199  . THE RIGHTS ARE NOT TRANSFERABLE.

RETURN TO: U.S. STOCK TRANSFER CORPORATION

  If by mail, overnight courier, or by hand:

  U.S. Stock Transfer Company
  1745 Gardena Avenue, Suite 200
  Glendale, California 91204-2991

  Attn: Reorganization Department

  If by facsimile (for Notice of Guaranteed Delivery only):

  (818) 502-0057  The original Subscription Certificate must be sent to U.S.
                  Stock Transfer Corporation at the above address

  Confirm facsimile by telephone: (818) 502-1404.

  Delivery to an address other than that above does not constitute good delivery.

   Upon the terms and subject to the conditions specified in the Prospectus, the undersigned hereby SUBSCRIBES for shares of Common Stock as follows:

  Number of shares subscribed for:___________________

  Amount of payment for shares subscribed for: $____________________ (no. of shares subscribed for times $0.25).

The number of shares I have the RIGHT to purchase is indicated on the top of this certificate. I understand that I have the right to subscribe for additional shares, provided that payment is made as provided in the prospectus and this Subscription Certificate. However, if shareholders subscribe for more shares than USTMAN is offering, subscriptions for additional shares will be satisfied in proportion to the number of shares owned by each shareholder who has subscribed for additional shares.

Check one:

 [_] Enclosed is my check or money order payable to "USTMAN Technologies, Inc."

 [_] Payment has been made by wire transfer to the account of U.S. Stock
     Transfer Corporation (wire instructions can be obtained by calling or faxing U.S. Stock Transfer Corporation)

IMPORTANT: PAYMENT FOR SHARES OF COMMON STOCK SHOULD BE MADE IN U.S. DOLLARS BY CHECK OR MONEY ORDER PAYABLE TO "USTMAN TECHNOLOGIES, INC." OR BY WIRE TRANSFER TO THE SUBSCRIPTION AGENT'S ACCOUNT. A PRE-ADDRESSED ENVELOPE IS ENCLOSED.

   Acceptance or rejection by USTMAN of this subscription shall be effective in accordance with the terms set forth in the Prospectus. All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by USTMAN, whose determinations shall be final and binding.

   Shares of Common Stock will be issued promptly upon completion of the rights offer. Such shares will be registered in the same manner as set forth on the face of this Subscription Certificate. If your shares are held in joint ownership, all joint owners must sign. When signing as a fiduciary, representative or corporate officer, give full title as such.

 Date:______ ________________________________________ Day Phone: (   )__________
             Signature                                Eve Phone: (   )__________
 Date:______ ________________________________________ Day Phone: (   )__________
             Signature                                Eve Phone: (   )__________

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. Indemnification of Directors and Officers.

   Section 317 of the California Corporations Code permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with federal securities laws, including but not limited to the Securities Act of 1933, as amended. Pursuant to the Articles of Incorporation, as amended, and the Bylaws of the Company, the Company is authorized to indemnify its directors, officers and other agents to the full extent permitted by law and has indemnified its directors for monetary damages to the full extent permitted by law.

ITEM 25. Other Expenses of Issuance and Distribution.

   The estimated expenses in connection with this offering are as follows:

   Expenses                                                             Amount
   --------                                                            --------
   SEC Registration Fee............................................... $    885
   Printing Expenses..................................................   10,000
   Legal Fees and Expenses............................................   30,000
   Accounting Fees and Expenses.......................................   40,000
   Subscription Agent's Fees and Costs................................   10,000
   Soliciting Agent's Expenses........................................   10,000
   Blue Sky Fees and Expenses.........................................   13,000
   Miscellaneous Expenses.............................................    6,115
                                                                       --------
     Total............................................................ $120,000
                                                                       ========

ITEM 26. Recent Sales of Unregistered Securities.

   On July 16, 1996, the Company granted options to purchase 5,000 shares of Common Stock at $1.625 per share to Debbie Almeida, an employee of the Company, in consideration for services rendered to the Company by her. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On August 1, 1996, the Company granted options to purchase an aggregate of 30,000 shares of Common Stock at the then market price for the Common Stock to James Criswell and Deanna Butler, employees of the Company, in consideration for services rendered by them to the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On August 20, 1996, the Company granted warrants to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $1.62 per share to Ron
E. Ainsworth, Andrew Boyd-Jones and Leon M. Bronfin in consideration for services rendered to the Company by such persons. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On February 13, 1997, the Company sold 100,000 shares of its Common Stock to the James R. Moiola and Virginia M. Moiola Trust UA DTD June 10, 1973 for $100,000. On February 22, 1997, the Company sold an additional 100,000 shares of its Common Stock to the trust. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On February 17, 1997 the Company granted an option to purchase 50,000 shares of Common Stock at $1.825 per share to Dennis Mulligan in consideration for his services as a director of the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On March 25, 1997, the Company sold an aggregate of 235,000 shares of its Common Stock to the Lipeles Living Trust, the Brayshay Family Trust, Joseph Chakkalo, Comox Co. Ltd., Stourbridge Investments Ltd., Ernest Gottdiener, Martin and Miriam Knecht, and Herman Brock for aggregate consideration of $235,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On April 3, 1997, the Company granted options to purchase an aggregate of 1,050,000 shares of Common Stock at an exercise price of $1.53 per share to Ronald G. Crane and Joseph L. Christoffel in consideration for services rendered by such persons as officers and employees of the Company. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On April 15, 1997, the Company sold an aggregate of 10,000 shares of its Common Stock to Nicholas Ponzio and Anthony Broy for an aggregate consideration of $10,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On April 22, 1997, the Company sold an aggregate of 20,000 Shares of its Common Stock to PJS Trust and the Ferreiera Family Trust for an aggregate consideration of $20,000. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company issued to Sagaponack Partners L.P and Sagaponack International Partners L.P. an aggregate of 7,304,520 shares of Common Stock and warrants to purchase up to 2,625,432 shares of Common Stock in partial consideration for a $7,000,000 financing to the Company by them. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company granted options to purchase 600,000 shares of Common Stock, vesting one-fourth every year, at an exercise price of $1.00 per share to Dan R. Cook as part of his compensation as an officer of the Company. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   On May 22, 1997, the Company granted options to purchase 718,745 shares of Common Stock at an exercise price of $.01 per share in consideration for services rendered in locating Sagaponack on behalf of the Company. The Company believes that the issuance of such shares was exempt from registration under
Section 4(2) of the Securities Act.

   On June 12, 1997, the Company issued 50,000 shares to Ronald G. Crane in consideration for his assistance in settling an action against a subsidiary of the Company and issued 33,333 shares of Common Stock to Sagaponack in order to permit Sagaponack to maintain its ownership percentage in the Company as required by a securities purchase agreement between the Company and Sagaponack. The Company believes that the issuance of such shares was exempt from registration under Section 4(2) of the Securities Act.

   In each of the above transactions, the investors were accredited investors or sophisticated purchasers. In each of the above transactions involving a purchase by sophisticated purchasers, such purchasers had access to information on the Company necessary to make an informed investment decision.

ITEM 27. Exhibits and Financial Statement Schedules

(a)  Exhibits

  3.1  Articles of Incorporation of the Company (1).
  3.2  Certificate of Amendment of Articles of Incorporation dated February 14,
       1991 (2).
  3.3  Certificate of Amendment of Articles of Incorporation dated February 3,
       1998 (3).
  3.4  Bylaws, as amended, of the Company (1).
  4.1  See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Articles of
       Incorporation and Bylaws defining the rights of holders of Common Stock.
  4.2  Form of Subscription Certificate.
  5.1  Opinion of Case, Knowlson, Burnett & Wright LLP.
 10.1  Watson General Corporation Retirement Plan (4).
 10.2  Stock Option agreement dated May 22, 1997 between the Company and Dan R.
       Cook (5).
 10.3  Employment agreement dated May 22, 1997 between the Company and Dan R.
       Cook (5).
 10.4 Securities purchase agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (6).
 10.5  Warrant agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. (6).
 10.6 Stock pledge agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
       (6).
 10.7  Security agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (6)
 10.8 Financial advisory agreement dated May 22, 1997 between the Company and Sagaponack Management Company (6).
 10.9  Company agreement dated May 22, 1997 between the Company and Sagaponack
       Partners, L.P. and Sagaponack International Partners, L.P. (6).
 10.10 Shareholder agreement dated May 22, 1997 between Sagaponack Partners,
       L.P., Sagaponack International Partners, L.P. and certain shareholders of the Company (6).
 10.11 Term Loan and Acquisition Line Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (7).
 10.12 First Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.
 10.13 Second Amendment to Term Loan and Acquisition Line Agreement between the
       Company and BankBoston, N.A.
 10.14 Stock Pledge Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (7).
 10.15 Security Agreement dated December 16, 1997 between the Company and
       BankBoston, N.A. (7).
 10.16 Intercreditor and Subordination Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (7).
 10.17 Primary Stock Purchase Agreement dated December 17, 1997 between the
       Company and Erica Bengtson Grant and James B. Grant (7).
 10.18 Contingent Stock Purchase Agreement dated December 17, 1997 between the
       Company and Environmental System Corporation (7).
 10.19 Stock Option Agreement dated January 16, 1998 (8).
 10.20 Amendment to Securities Purchase Agreement Among the Company, Sagaponack
       Investors L.P. and Sagaponack International Partners L.P.

21.   Subsidiaries of the registrant(8).
23.1  Consent of Ernst & Young LLP.
23.2  Consent of Case, Knowlson, Burnett & Wright LLP (included in opinion filed as Exhibit 5.1).
24.1  Power of attorney (included on page II-5 of the Registration Statement).
27.   Financial Data Schedule.

(b) Financial Statement Schedules. All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the applicable instructions or are inapplicable and therefore have been omitted.
--------
 (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1989.
 (2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.
 (3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q
     for the Quarter ended March 31, 1998 (Form   ).
 (4) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File no. 000-16011).

 (6) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 6, 1997 (File no. 000-16011).

 (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on December 30, 1997 (File no. 000-16011).

 (8) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (File no. 000-16011).

ITEM 28. Undertakings.

   The Registrant hereby undertakes:

     (a) That insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) That for determining any liability under the Act, the Registrant will treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Act as part of this registration statement as of the time the Securities and Exchange Commission declared it effective.

     (c) That for determining any liability under the Act, each post-effective amendment that contains a form of prospectus will be treated as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time will be treated as the initial bona fide offering of those securities.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Lakewood, state of Colorado, on this 7th day of July, 1999.

                                          USTMAN TECHNOLOGIES, INC.

                                          By         /s/ Dan R. Cook
                                            ___________________________________
                                                       Dan R. Cook
                                               Chief Executive Officer and
                                                        President

   KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dan R. Cook and Barry S. Rosenstein and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign the Registration Statement filed herewith and any or all amendments to said Registration Statement (including post-effective amendments and registration statements filed pursuant to Rule 462 and otherwise), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents the full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----
          /s/ Dan R. Cook            President, Chief Executive       July 7, 1999
____________________________________  Officer (Principal
             Dan R. Cook              Executive Officer),
                                      Principal Financial Officer
                                      and Director


      /s/ Barry S. Rosenstein        Co-Chairman and Director         July 7, 1999
____________________________________
         Barry S. Rosenstein

        /s/ Marc A. Weisman          Co-Chairman and Director         July 7, 1999
____________________________________
           Marc A. Weisman

         /s/ Heather Murphy          Controller                       July 7, 1999
____________________________________
           Heather Murphy

                           INDEX TO EXHIBIT LIST

 Exhibit
   No.                                 Description
 -------                               -----------
  3.1    Articles of Incorporation of the Company (1).
  3.2    Certificate of Amendment of Articles of Incorporation dated February
         14, 1991 (2).
  3.3    Certificate of Amendment of Articles of Incorporation dated February
         3, 1998 (3).
  3.4    Bylaws, as amended, of the Company (1).
  4.1    See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the Articles of
         Incorporation and Bylaws defining the rights of holders of Common
         Stock.
  4.2    Form of Subscription Certificate.
  5.1    Opinion of Case, Knowlson, Burnett & Wright LLP.
 10.1    Watson General Corporation Retirement Plan (4).
 10.2    Stock Option agreement dated May 22, 1997 between the Company and Dan
         R. Cook (5).
 10.3    Employment agreement dated May 22, 1997 between the Company and Dan R.
         Cook (5).
 10.4    Securities purchase agreement dated May 22, 1997 between the Company and Sagaponack Partners, L.P. and Sagaponack International Partners,
         L.P. (6).
 10.5    Warrant agreement dated May 22, 1997 between the Company and
         Sagaponack Partners, L.P. (6).
 10.6    Stock pledge agreement dated May 22, 1997 between the Company and
         Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
         (6).
 10.7    Security agreement dated May 22, 1997 between the Company and
         Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
         (6)
 10.8    Financial advisory agreement dated May 22, 1997 between the Company and Sagaponack Management Company (6).
 10.9    Company agreement dated May 22, 1997 between the Company and
         Sagaponack Partners, L.P. and Sagaponack International Partners, L.P.
         (6).
 10.10   Shareholder agreement dated May 22, 1997 between Sagaponack Partners,
         L.P., Sagaponack International Partners, L.P. and certain shareholders of the Company (6).
 10.11   Term Loan and Acquisition Line Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (7).
 10.12   First Amendment to Term Loan and Acquisition Line Agreement between the Company and BankBoston, N.A.
 10.13   Second Amendment to Term Loan and Acquisition Line Agreement between the Company and BankBoston, N.A.
 10.14   Stock Pledge Agreement dated December 16, 1997 between the Company and
         BankBoston, N.A. (7).
 10.15   Security Agreement dated December 16, 1997 between the Company and
         BankBoston, N.A. (7).
 10.16   Intercreditor and Subordination Agreement dated December 16, 1997 between the Company and BankBoston, N.A. (7).
 10.17   Primary Stock Purchase Agreement dated December 17, 1997 between the
         Company and Erica Bengtson Grant and James B. Grant (7).
 10.18   Contingent Stock Purchase Agreement dated December 17, 1997 between the Company and Environmental System Corporation (7).
 10.19   Stock Option Agreement dated January 16, 1998 (8).
 10.20   Amendment to Securities Purchase Agreement Among the Company,
         Sagaponack Investors L.P. and Sagaponack International Partners L.P.

Exhibit
  No.                                            Description
-------                                          -----------
21.      Subsidiaries of the registrant (8).
23.1     Consent of Ernst & Young LLP.
23.2     Consent of Case, Knowlson, Burnett & Wright LLP (included in opinion filed as Exhibit 5.1).
24.1     Power of attorney (included on page II-5 of the Registration Statement).
27.      Financial Data Schedule

--------

 (1) Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Quarter ended March 31, 1989.

 (2) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991.

 (3) Incorporated by reference to the Company's Quarterly Report on Form 10-Q
     for the Quarter ended March 31, 1998 (Form   ).

 (4) Incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1992.

 (5) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (File no. 000-16011).

 (6) Incorporated by reference to the Company's Current Report on Form 8-K filed on June 6, 1997 (File no. 000-16011).

 (7) Incorporated by reference to the Company's Current Report on Form 8-K filed on December 30, 1997 (File no. 000-16011).

 (8) Incorporated by reference to the Company's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1998 (File no. 000-16011).